Exhibit 10.1
Published CUSIP Number: 10947FAA9
CREDIT AGREEMENT
Dated as of February 16, 2007
among
BRIGHTPOINT, INC.
and
CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN,
as the Borrowers,
CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN,
as the Guarantors,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent,
ABN AMRO BANK N.V.,
as Documentation Agent,
WELLS FARGO BANK, N.A.,
as Documentation Agent,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
THE OTHER LENDERS PARTY HERETO
Arranged By:
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	31
1.03 Accounting Terms	32
1.04 Rounding	33
1.05 Exchange Rates; Currency Equivalents	33
1.06 Additional Alternative Currencies	33
1.07 Change of Currency	34
1.08 Times of Day	35
1.09 Letter of Credit Amounts	35
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	35
2.01 Revolving Loans	35
2.02 Borrowings, Conversions and Continuations of Revolving Loans	36
2.03 Letters of Credit	38
2.04 US Swing Line Loans	46
2.05 Foreign Swing Line Loans	50
2.06 Prepayments	53
2.07 Optional Termination or Reduction of Aggregate Revolving Commitments	54
2.08 Repayment of Loans	54
2.09 Interest	55
2.10 Fees	56
2.11 Computation of Interest and Fees	56
2.12 Evidence of Debt	56
2.13 Payments Generally; Administrative Agent’s Clawback	57
2.14 Sharing of Payments by Lenders	59
2.15 Matters Relating to Borrowers	59
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	61
3.01 Taxes	61
3.02 Illegality	63
3.03 Inability to Determine Rates	64
3.04 Increased Costs	64
3.05 Compensation for Losses	65
3.06 Mitigation Obligations; Replacement of Lenders	66
3.07 Survival	66
ARTICLE IV GUARANTY	67
4.01 The Guaranty	67
4.02 Obligations Unconditional	67
4.03 Reinstatement	68
4.04 Certain Additional Waivers	68
4.05 Remedies	69
4.06 Rights of Contribution	69
4.07 Guarantee of Payment; Continuing Guarantee	69
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	69
5.01 Conditions of Initial Credit Extension	69
5.02 Conditions to all Credit Extensions	72
ARTICLE VI REPRESENTATIONS AND WARRANTIES	72
6.01 Existence, Qualification and Power	73
6.02 Authorization; No Contravention	73

6.03 Governmental Authorization; Other Consents	73
6.04 Binding Effect	73
6.05 Financial Statements; No Material Adverse Effect	73
6.06 Litigation	74
6.07 No Default	74
6.08 Ownership of Property, Liens	74
6.09 Environmental Compliance	75
6.10 Insurance	75
6.11 Taxes	76
6.12 ERISA Compliance	76
6.13 Subsidiaries	76
6.14 Margin Regulations; Investment Company Act	77
6.15 Disclosure	77
6.16 Compliance with Laws	77
6.17 Intellectual Property; Licenses, Etc	77
6.18 Solvency	78
6.19 Business Locations; Taxpayer Identification Number	78
6.20 Labor Matters	78
6.21 Works Council	78
ARTICLE VII AFFIRMATIVE COVENANTS	78
7.01 Financial Statements	79
7.02 Certificates; Other Information	79
7.03 Notices	81
7.04 Payment of Obligations	82
7.05 Preservation of Existence, Etc	82
7.06 Maintenance of Properties	82
7.07 Maintenance of Insurance	82
7.08 Compliance with Laws	83
7.09 Books and Records	83
7.10 Inspection Rights	83
7.11 Use of Proceeds	84
7.12 Additional Guarantors	84
7.13 ERISA Compliance	85
7.14 Pledged Assets	85
ARTICLE VIII NEGATIVE COVENANTS	86
8.01 Liens	86
8.02 Investments	88
8.03 Indebtedness	89
8.04 Fundamental Changes	91
8.05 Dispositions	92
8.06 Restricted Payments	92
8.07 Change in Nature of Business	93
8.08 Transactions with Affiliates and Insiders	93
8.09 Burdensome Agreements	93
8.10 Use of Proceeds	94
8.11 Financial Covenants	94
8.12 Subordinated Indebtedness; Bright India Loan Facility	94
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	95
8.14 Ownership of Subsidiaries	95
8.15 Sale Leasebacks	95

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	95
9.01 Events of Default	95
9.02 Remedies Upon Event of Default	98
9.03 Application of Funds	98
ARTICLE X ADMINISTRATIVE AGENT	101
10.01 Appointment and Authority	101
10.02 Rights as a Lender	101
10.03 Exculpatory Provisions	101
10.04 Reliance by Administrative Agent	102
10.05 Delegation of Duties	103
10.06 Resignation of Administrative Agent	103
10.07 Non-Reliance on Administrative Agent and Other Lenders	104
10.08 No Other Duties; Etc	104
10.09 Administrative Agent May File Proofs of Claim	104
10.10 Collateral and Guaranty Matters	105
ARTICLE XI MISCELLANEOUS	105
11.01 Amendments, Etc	105
11.02 Notices; Effectiveness; Electronic Communications	107
11.03 No Waiver; Cumulative Remedies	108
11.04 Expenses; Indemnity; and Damage Waiver	109
11.05 Payments Set Aside	110
11.06 Successors and Assigns	111
11.07 Treatment of Certain Information; Confidentiality	114
11.08 Set-off	115
11.09 Interest Rate Limitation	116
11.10 Counterparts; Integration; Effectiveness	116
11.11 Survival of Representations and Warranties	116
11.12 Severability	116
11.13 Replacement of Lenders	116
11.14 Governing Law; Jurisdiction; Etc	117
11.15 Waiver of Right to Trial by Jury	118
11.16 No Advisory or Fiduciary Responsibility	118
11.17 USA PATRIOT Act Notice	119
11.18 Judgment Currency	119
11.19 Intercreditor Agreements	120

SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.19(a)	Locations of Real Property
6.19(b)	Locations of Tangible Personal Property
6.19(c)	Location of Chief Executive Office
6.19(d)	Taxpayer Identification and Organizational Number of Domestic Loan Parties
6.19(f)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Affiliate Transactions Existing on the Closing Date
11.02	Certain Addresses for Notices
EXHIBITS

2.02	Form of Loan Notice
2.04	Form of US Swing Line Loan Notice
2.05	Form of Foreign Swing Line Loan Notice
2.12-1	Form of Note [Domestic Borrowers]
2.12-2	Form of Note [Foreign Borrowers]
2.15(c)-1	Form of Designated Borrower Agreement [Guarantor]
2.15(c)-2	Form of Designated Borrower Agreement [Non-Guarantor]
2.15(c)-3	Subordination Terms of Liens Securing Foreign Subsidiary Debt
7.02	Form of Compliance Certificate
7.12	Form of Domestic Guarantor Joinder Agreement
8.02	Subordination Terms of Intercompany Loans
11.06	Form of Assignment and Assumption

CREDIT AGREEMENT
     This CREDIT AGREEMENT is entered into as of February 16, 2007 among BRIGHTPOINT, INC., an Indiana corporation (the “Parent”), BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership (“Bright North America”), BRIGHTPOINT PHILIPPINES LIMITED, a British Virgin Islands company (“Bright BVI”), BRIGHTPOINT HOLDINGS B.V., a Netherlands company (“Bright Netherlands”), BRIGHTPOINT AUSTRALIA PTY. LTD., an Australian company (“Bright Australia”), each other Subsidiary of the Parent that becomes a Borrower after the date hereof pursuant to the terms hereof, the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.
     The Loan Parties have requested that the Lenders provide US$165 million in revolving credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Each of Columbo and Columbo’s Subsidiaries shall be deemed Affiliates of the Parent at all times that the Parent directly or indirectly owns an Equity Interest therein.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is ONE HUNDRED SIXTY-FIVE MILLION US DOLLARS (US$165,000,000).

     “Agreement” means this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time, in accordance with the terms hereof, after the Closing Date.
     “Alternative Currency” means each of Australian Dollars, Euros, Sterling, Canadian Dollars, Danish Krone, New Zealand Dollars, Swedish Krona and each other currency (other than US Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing	Consolidated	Commitment	Letter of Credit	Eurocurrency Rate Loans	Base Rate
Tier	Leverage Ratio	Fee	Fee	and BBR Rate Loans	Loans
1	< 1.00:1.0	0.20%	1.00%	1.00%	0.00%
2	≥ 1.00:1.0 but < 1.50:1.0	0.25%	1.25%	1.25%	0.00%
3	≥ 1.50:1.0 but < 2.00:1.0	0.30%	1.50%	1.50%	0.25%
4	≥ 2.00:1.0 but < 2.50:1.0	0.35%	1.75%	1.75%	0.75%
5	≥ 2.50:1.0	0.40%	2.00%	2.00%	1.00%
     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) (each a “Rate Determination Date”); provided however that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(b), then Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate; provided further that for purposes of clarification if a Compliance Certificate is found to contain a misstatement that would have resulted in application of a higher Pricing Tier then such higher Pricing Tier shall be applied retroactively to the applicable Rate Determination Date and all additional amounts resulting therefrom shall become due and payable upon demand of the Administrative Agent or the Required Lenders and if a Compliance Certificate is found to contain a misstatement that would have resulted in application of a lower Pricing Tier then such lower Pricing Tier shall be applied retroactively to the applicable Rate Determination Date and the Borrowers shall be credited with any overpayment resulting therefrom. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending March 31, 2007 shall be determined based upon Pricing Tier 1; provided that effective as of the first Business Day immediately following the date the Pro Forma Compliance Certificate is delivered pursuant to Section 7.02(h), the Applicable Rate shall be adjusted based upon the Consolidated Leverage Ratio calculated on a Pro Forma Basis after giving effect to the Cell Star Acquisition as set forth in such Pro Forma Compliance Certificate and shall remain in effect until the next Rate Determination Date.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, including the notes thereto.
     “Australian Dollars” and “AUS$” mean the lawful currency of Australia.
     “Australian Tax Act” means the Income Tax Assessment Act 1936 (Commonwealth of Australia) or the Income Tax Assessment Act 1997 (Commonwealth of Australia), as the context requires.
     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the

Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.
     “BBR Rate” means, for any day in any calendar month with respect to a BBR Rate Loan, the rate equal to to:
     (a) the average bid rate displayed at or about 10:30 a.m. (Sydney, Australia time) on the first day of such calendar month on the Reuters screen BBSY page for a term equivalent to three months; or
     (b) if:
     (i) for any reason that rate is not displayed for a term equivalent to three months; or
     (ii) the basis on which that rate is displayed is changed or in the reasonable opinion of the Foreign Swing Line Lender it ceases to reflect the Foreign Swing Line Lender’s cost of funding to the same extent as of the date of this Agreement; or
     (iii) the Foreign Swing Line Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Foreign Swing Line Lender or its applicable Lending Office to make, maintain or fund BBR Rate Loans, or to determine or charge interest rates based upon the BBR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Foreign Swing Line Lender to purchase or sell, or to take deposits of, Australian Dollars in the applicable interbank market;
then the BBR Rate will be the rate determined by the Foreign Swing Line Lender to be the buying rate quoted to the Swing Line Lender by Bank of America, N.A. at or about that time on that date. Such buying rate must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to three months. If there is no such buying rate, the BBR Rate will be the rate per annum determined by the Foreign Swing Line Lender to be the cost of funding the relevant Foreign Swing Line Loan for three months.
Rates will be expressed as a yield percent per annum to maturity, and if necessary will be rounded up to the nearest fourth decimal place.

     “BBR Rate Loan” means a Loan that bears interest based on the BBR. All BBR Rate Loans shall be denominated in Australian Dollars.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowers” means, collectively, the Domestic Borrowers and the Foreign Borrowers.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Bright Australia” has the meaning specified in the introductory paragraph of this Agreement.
     “Bright BVI” has the meaning specified in the introductory paragraph of this Agreement.
     “Bright India” means Brightpoint India Private Limited, an Indian company.
     “Bright India Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date between the Administrative Agent and the Bright India Lender, as amended, modified and supplemented from time to time.
     “Bright India Lender” means ABN AMRO Bank, N.V. or one of its Affiliates.
     “Bright India Loan Documents” means the documents, instruments and agreements governing the line of credit provided by Bright India Lender to Bright India, as amended, modified and supplemented from time to time. in a manner permitted by this Agreement.
     “Bright India Loans” means the loans made by the Bright India Lender to Bright India under the Bright India Loan Documents.
     “Bright Netherlands” has the meaning specified in the introductory paragraph of this Agreement.
     “Bright North America” has the meaning specified in the introductory paragraph of this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Credit Obligations denominated in US Dollars is located (or, in the case of Foreign Swing Line Loans, Sydney, Australia) and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro or a BBR Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Businesses” has the meaning specified in Section 6.09(a).
     “Canadian Dollars” means the lawful currency of Canada.
     “Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means, as at any date, (1) with respect to the Parent or any of its Subsidiaries: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) US Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of US$500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Domestic Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of US$500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least US$500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (2) with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.
     “Cell Star Acquisition” means the Acquisition by 2601 Metropolitan Corp. of the property comprising the U.S. and Latin American operations of CellStar Corporation.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty-two percent (42%) of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing forty-two percent (42%) or more of the combined voting power of such Voting Stock; or

     (d) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any Subordinated Indebtedness Document.
     “Closing Date” means the date hereof.
     “Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” means a collective reference to the Security Agreements, the Intercreditor Agreements and all other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
     “Columbo” means a Person that is the subject of a potential strategic opportunity which may be pursued by the Parent or one of its Subsidiaries, as more fully disclosed on or about February 12, 2007 by the Parent to the Administrative Agent and those Lenders who are parties to this Agreement on the Closing Date.1
     “Columbo Acquisition” means the Acquisition by the Parent or one of its Subsidiaries of all of the Equity Interests of Columbo.
     “Commitment” means, as to each Lender, the Revolving Commitment of such Lender.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.
     “Consolidated Capital Expenditures” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Parent and its Subsidiaries.
     “Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) current assets of the Parent and its Subsidiaries on a consolidated basis as of such date to (b) current liabilities of the Parent and its Subsidiaries on a consolidated basis as of such date.
     “Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, and local income taxes (and franchise taxes in the nature of income taxes), any state single business unitary or similar tax, and foreign income taxes, in each case payable for such period, (c) the amount of depreciation and amortization expenses for such period, (d) transaction expenses for such period associated with any debt or equity offering, (e) non-cash impairment charges for such period, (f) non-cash compensation relating to stock options and restricted stock grants issued during such period, (g) non-cash gains or losses for such period attributable to the cancellation of debt, (h) non-cash pension-related expenses for such period and (i) gains or losses for such period, whether realized or unrealized, relating to foreign exchange transactions and Swap Contracts.

[1]	Upon the public announcement (if any) of the Columbo Acquisition by the Parent, the Administrative Agent will insert the legal name of Columbo in this definition in place of the current definition.

     “Consolidated Funded Indebtedness” means Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
     “Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases and Securitization Transactions with respect to such period.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) to (b) the sum of (i) the cash portion of Consolidated Interest Charges for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) less (ii) interest income paid in cash of the Parent and its Subsidiaries on a consolidated basis for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income from continuing operations for that period, and excluding (a) net income from discontinued operations for such period, (b) any extraordinary, unusual or non-recurring gain or loss, (c) any gain or loss from sales or other dispositions of property, to the extent permitted under this Agreement (other than sales of inventory in the ordinary course of business) and (d) net income attributable to Columbo and Columbo’s Subsidiaries unless such net income has been distributed by way of a dividend in cash to the Parent or any Subsidiary.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Credit Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Danish Krone” means the lawful currency of Denmark.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Credit Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a BBR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Borrower Agreement” means (a) in the case of a Subsidiary that is a Guarantor, an agreement in substantially the form of Exhibit 2.15(c)-1 and (b) in the case of a Subsidiary that is not a Guarantor, an agreement in substantially the form of Exhibit 2.15(c)-2, in each case together with such changes thereto as the Administrative Agent and the Parent may agree.
     “Discontinued Operations Property” means, with respect to the Parent or any Subsidiary, any property that is used in the operations of a business line, unit or division of such Person which (a) has been or is being discontinued and (b) is reflected under the heading “discontinued operations” (or other similar heading) on the applicable financial statements of such Person.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Parent or any Subsidiary (including the Equity Interests of any Subsidiary), including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Parent and its Subsidiaries in the ordinary course of business; (c) Permitted Intercompany Transfers; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any sale, transfer or other disposition of Permitted Securitization Property by a Foreign Subsidiary to a SPV pursuant to any Permitted Securitization Transaction; (h) any sale, transfer or other disposition of Permitted Securitization Property by a SPV pursuant to any Permitted Securitization Transaction and (i) any Involuntary Disposition.
     “Domestic Borrowers” means, collectively, the Parent, Bright North America and each other Person that becomes a Domestic Borrower after the Closing Date pursuant to Section 2.15(c).
     “Domestic Guarantor” means, collectively, (a) each Domestic Borrower, (b) each Domestic Subsidiary identified as a “Domestic Guarantor” on the signature pages hereto and (c) each other Person that provides a guaranty of the Obligations after the Closing Date pursuant to Section 7.12, together with their successors and permitted assigns.
     “Domestic Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.
     “Domestic Loan Parties” means, collectively, the Domestic Borrowers and the Domestic Guarantors.
     “Domestic Proceeds” has the meaning set forth in Section 9.03(a).
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
     “Earn-Out Obligation” means the contingent obligation of a Person to make an “earn-out” payment in connection with such Person’s purchase, redemption, retirement or defeasance of an Equity Interest, or any similar payment obligation which is contingent upon the attainment of a specified level of sales, earnings, profits, or other similar kind of metric.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous

Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     “Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in US Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary that either (a) does not carry on any business activity or (b) does not have property with an aggregate fair market value in excess of $100,000. As of the Closing Date, each of Brightpoint de Mexico S.A. de C.V., a Mexican company, Brightpoint Solutions de Mexico S.A. de C.V., a Mexican company and Brightpoint de Venezuela C.A., a Venezuelan company, constitutes an Excluded First Tier Foreign Subsidiary because it does not meet either of the tests in (a) or (b).
     “Excluded Property” means:
     (a) with respect to any Domestic Loan Party, (i) any owned or leased real property (other than, in the case of leased real property, warehouse space and office space) to the extent the fair market value thereof that does not constitute Collateral does not exceed US$1 million, (ii) any owned or leased personal property which is located outside of the United States unless requested by the Administrative Agent in its commercially reasonable judgment, (iii) any personal property that either (A) the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code or (B) a Lien thereon is not effected by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent in its commercially reasonable judgment, (iv) the Equity Interests of any direct Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (v) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Domestic Loan Party from granting any other Liens in such property; (vi) any lease, license, contract or other agreement if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law and would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter (in a material adverse manner) such Domestic Loan Party’s rights, titles and interests thereunder; provided that such prohibition would not be reasonably likely to be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be deemed Excluded Property); and (vii) any other property for which, in the reasonable judgment of the Administrative Agent, the expense of granting and perfecting a security interest therein under applicable Law is excessive given the value of such property; and
     (b) with respect to any Foreign Borrower, (i) any owned or leased real property (other than, in the case of leased real property, warehouse space and office space) to the extent the fair market value thereof that does not constitute Collateral does not exceed US$1 million; (ii) the Equity Interests of any Foreign Subsidiary; (iii) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Foreign Loan Party from granting any other Liens in such property; (iv) any lease, license, contract or other agreement if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law and would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter (in a material adverse manner) such Foreign Borrower’s rights, titles and interests thereunder; provided that such prohibition would not be reasonably likely to be rendered ineffective pursuant to any applicable Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be deemed Excluded Property); (v) any promissory note evidencing an Investment in a SPV and any Equity Interests of any SPV; (vi) any right to payment arising from the sale of goods or provision of services and any other contract rights, goods, security deposits or other rights specifically related to such right to payment which have been transferred or otherwise assigned to any SPV pursuant to a Permitted Securitization Transaction; and (vii) any other property for which, in the reasonable judgment of the Administrative Agent, the expense of granting and perfecting a security interest therein under applicable Law is excessive given the value of such property.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).
     “Existing Letters of Credit” means those letters of credit outstanding on the Closing Date and identified on Schedule 2.03.
     “Facilities” has the meaning specified in Section 6.09(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement dated as of January 10, 2007 among the Parent, the Administrative Agent and the Arranger.
     “First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Domestic Loan Party.
     “Foreign Borrowers” means, collectively, Bright BVI, Bright Netherlands, Bright Australia and each other Person that becomes a Foreign Borrower after the Closing Date pursuant to Section 2.15(c).
     “Foreign Credit Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Foreign Guarantor” means each Foreign Subsidiary that provides a guaranty of all or any portion of the Foreign Obligations after the Closing Date pursuant to Section 7.12, together with its successors and permitted assigns.
     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Loan Parties” means, collectively, the Foreign Borrowers and the Foreign Guarantors.
     “Foreign Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Foreign Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Foreign Loan Party and any Lender or Affiliate of a Lender.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Foreign Subsidiary Debt” means Indebtedness permitted under Section 8.03(f).

     “Foreign Swing Line Lender” means Banc of America, N.A., Sydney Branch, in its capacity as provider of Foreign Swing Line Loans, or any successor in such capacity.
     “Foreign Swing Line Loan” has the meaning specified in Section 2.05(a).
     “Foreign Swing Line Loan Notice” means a notice of a Borrowing or continuation of Foreign Swing Line Loans pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit 2.05.
     “Foreign Swing Line Facility Reserve” means, at any time, the amount of the Foreign Swing Line Sublimit then in effect.
     “Foreign Swing Line Sublimit” means an amount equal to the lesser of (a) US$10 million (as such amount may be increased or decreased from time to time by the Parent pursuant to Section 7.05(a)) and (b) the Aggregate Revolving Commitments. The Foreign Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal portion of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations for borrowed money, whether current or long-term (including the Credit Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all purchase money Indebtedness;
     (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
     (d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (e) all obligations in respect of the deferred purchase price of property or services (except any trade account payable incurred in the ordinary course of business unless (i) such trade account payable remains outstanding beyond the date which is fixed for payment (whether such date is stated, fixed by course of dealing or otherwise) by more than 60 days or (ii) such Person is not in good faith disputing the payment thereof);
     (f) the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
     (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
     (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
     Notwithstanding the foregoing, the term “Funded Indebtedness” shall not include any Earn-Out Obligation unless such Earn-Out Obligation is required to be reflected as indebtedness or a liability in accordance with GAAP.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.
     “Guarantors” means, collectively, the Domestic Guarantors and the Foreign Guarantors.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning set forth in Section 2.03(c).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Indebtedness;
     (b) the Swap Termination Value of any Swap Contract;
     (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
     (d) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Intercreditor Agreements” means, collectively, the Bright India Intercreditor Agreement and each other intercreditor agreement entered into by the Administrative Agent and a creditor of any Loan Party in accordance with the terms of this Agreement.
     “Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any BBR Loan, the last Business Day of each calendar month.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Request for Credit Extension; provided that:

     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Interim Financial Statements” means the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2006, and the related consolidated statements of income or operations and cash flows of the Parent and its Subsidiaries for such fiscal quarter, including the notes thereto.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, provided that any Investment shall be deemed reduced by the amount of distributions of cash or other property received by such Person on account of such Investment (including principal repayments on loans, advances and other debt, but excluding interest payments on loans, advances and other debt).
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any Subsidiary.
     “IP Rights” has the meaning specified in Section 6.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any Borrower or any Subsidiary or in favor the applicable L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in US Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means (a) with respect to each Existing Letter of Credit, National City Bank, (b) with respect to each Letter of Credit issued after the Closing Date, Bank of America or ABN AMRO Bank N.V., as selected by the applicable Borrower, and (c) any successor issuer of Letters of Credit hereunder, in each case in its capacity as the issuer of the applicable Letter of Credit.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, but without duplication, all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lenders.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.
     “Letter of Credit” means any letter of credit or bank guaranty issued hereunder and shall include the Existing Letters of Credit. A letter of credit issued hereunder may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be denominated in US Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) US$75 million. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, each Designated Borrower Agreement, each Joinder Agreement, the Collateral Documents and the Fee Letter. For purposes of clarification, the Bright India Loan Documents are not Loan Documents.
     “Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Domestic Subsidiary” means any Domestic Subsidiary that either (a) carries on any business activity or (b) has property with an aggregate fair market value in excess of $100,000.
     “Material Foreign Subsidiary” means any Foreign Subsidiary (other than a Foreign Guarantor) that has (a) gross profits that exceed fifteen percent (15%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for the immediately preceding fiscal quarter (provided that the first test date for this clause (a) shall be June 30, 2007) or (b) assets with a book value that exceeds fifteen percent (15%) of the book value of the total assets of the Parent and its Subsidiaries on a consolidated basis at any time; provided that if at any time all Foreign Subsidiaries that are not Foreign Loan Parties have (a) aggregate gross profits that exceed thirty-five percent (35%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for the period of the two immediately preceeding fiscal quarters (provided that the first test date for this clause (a) shall be June 30, 2007) or (b) aggregate assets with a book value that exceeds forty percent (40%) of the book value of the total assets of the Parent and its Subsidiaries on a consolidated basis as of the last day of the two immediately preceeding fiscal quarters, then the Parent shall designate one or more of such Foreign Subsidiaries as Material Foreign Subsidiaries such that immediately after such designation the remaining Foreign Subsidiaries that are not Foreign Loan Parties will not exceed either of the thresholds in clauses (a) and (b) of this proviso.
     “Material Indebtedness” means, collectively, (a) Indebtedness under the Bright India Loan Documents and (b) any other Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and intercompany Indebtedness permitted under Section 8.03) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.
     “Maturity Date” means February 16, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Pro Forma Consolidated Leverage Ratio” means, with respect to any fiscal quarter end, the maximum Consolidated Leverage Ratio permitted under Section 8.11(a) as of the end of such fiscal quarter, adjusted by reducing the numerator of the fraction pursuant to which such Consolidated Leverage Ratio was derived by 0.50. By way of illustration, if the maximum Consolidated Leverage Ratio permitted under Section 8.11(a) as of the end of such fiscal quarter is 3.00:1.0, then the Maximum Pro Forma Total Leverage Ratio as of the end of such fiscal quarter is 2.50:1.0.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “New Zealand Dollar” means the lawful currency of New Zealand.
     “Note” has the meaning specified in Section 2.12(a).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The term “Obligations” shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d), (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender and (c) all obligations of Bright India under the Bright India Loan Documents up to the maximum principal amount permitted by Section 8.03(f)(ii).
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Outstanding Amount” means (i) with respect to any Loans on any date, the US Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the US Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent” has the meaning specified in the introductory paragraph hereto.
     “Participant” has the meaning specified in Section 11.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisitions” means Investments consisting of an Acquisition by the Parent or any Subsidiary, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is ancillary to, reasonably related to, or used or useful in, the same or a similar line of business as the Parent and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) or constitutes Discontinued Operations Property, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (d) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Parent as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (e) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (ii) the Consolidated Leverage Ratio as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) would not exceed the Maximum Pro Forma Consolidated Leverage Ratio as of such fiscal quarter end.
     “Permitted Factoring Property” means accounts receivable owing to any Foreign Subsidiary (other than a Foreign Borrower) and any other assets of any Foreign Subsidiary (other than a Foreign Borrower) that are customarily transferred or in respect of which security interests are customarily granted in connection with factoring transactions involving accounts receivable.
     “Permitted Factoring Transaction” means any sale of Permitted Factoring Property by any Foreign Subsidiary (other than a Foreign Borrower) pursuant to a factoring arrangement, provided such sale is non-recourse to the Parent or any Subsidiary.
     “Permitted Intercompany Investments” means any of the following: (a) Investments by any Domestic Loan Party in any other any Domestic Loan Party; (b) Investments by any Foreign Subsidiary in any other Foreign Subsidiary, provided that (i) except for the Investment on the Closing Date of proceeds of Credit Extensions by Bright Netherlands in Bright Australia, no Foreign Borrower shall be permitted to make an Investment pursuant to this clause (b) in another Foreign Borrower or a Subsidiary of another Foreign Borrower unless the Foreign Borrower making such Investment has repaid in full all Loans made to such Foreign Borrower and (ii) any Indebtedness loaned or advanced by any Foreign Subsidiary to any Foreign Loan Party pursuant to this clause (b) shall be subordinated in right of payment to the prior payment of the obligations of such Foreign Loan Party under the Loan Documents on terms and conditions set forth in Exhibit 8.02; (c) Investments by the Parent or any Domestic Subsidiary in any Foreign Borrower, provided that the proceeds of such Investment are used solely to repay Foreign Credit Obligations; (d) Investments by the Parent or any Domestic Subsidiary in any Foreign Subsidiary, provided that any such Investment consists solely of the net cash proceeds of the issuance of Equity Interests by the Parent or Subordinated Indebtedness; (e) other Investments by the Parent or any Domestic Subsidiary in any Foreign Subsidiary, provided that the aggregate principal amount of such Investments shall not exceed US$35 million at any time; and (f) Investments by any Foreign Subsidiary in any Domestic Loan Party, provided that any Indebtedness issued by any Domestic Loan Party to any Foreign Subsidiary pursuant to this clause (f) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02. Notwithstanding the foregoing, any Investment in a Foreign Subsidiary or a SPV pursuant to, in connection with or in contemplation of a Permitted Securitization Transaction or a Permitted Factoring Transaction shall not be a Permitted Intercompany Investment.
     “Permitted Intercompany Transfers” means (a) dispositions of property by any Domestic Loan Party to any other any Domestic Loan Party; (b) dispositions of Equity Interests in Columbo to the Parent or any other Subsidiary; (c) dispositions of property by any Foreign Subsidiary to any other Foreign Subsidiary, provided that that any Indebtedness loaned or advanced by any Foreign Subsidiary to any Foreign Loan Party as consideration for any disposition pursuant to this clause (b) shall be subordinated in right of payment to the prior payment of the obligations of such Foreign Loan Party under the Loan Documents on terms and conditions set forth in Exhibit 8.02; (d) dispositions of property by the Parent or any Domestic Subsidiary to any Foreign Subsidiary (it being understood that if the consideration paid in connection therewith is (i) not cash or Cash Equivalents paid contemporaneous with consummation of such disposition, such consideration shall be deemed an Investment in such Foreign Subsidiary and (ii) less than the fair market value of the property subject thereto, then such difference shall be deemed an Investment in such Foreign Subsidiary), (e) dispositions of property by any Foreign Subsidiary to the Parent or any Domestic Subsidiary, provided that that any Indebtedness issued by the Parent or any Domestic Subsidiary to any Foreign Subsidiary as consideration for any disposition pursuant to this clause (e) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02 (it being understood that if the consideration paid in connection therewith exceeds the fair market value of the property subject thereto, then such excess shall be deemed an Investment in such

Foreign Subsidiary) and (f) the cancellation or forgiveness in the ordinary course of business of intercompany Indebtedness permitted under Section 8.03 (other than (i) Indebtedness loaned or advanced by the Parent or any Domestic Subsidiary to any Foreign Subsidiary and (ii) Indebtedness loaned or advanced by any Foreign Borrower to any Foreign Subsidiary that does not Guarantee the Foreign Obligations of such Foreign Borrower). Notwithstanding the foregoing, the sale, transfer or other disposition of any property to a Foreign Subsidiary or a SPV pursuant to, in connection with or in contemplation of a Permitted Securitization Transaction or a Permitted Factoring Transaction shall not be a Permitted Intercompany Transfer.
     “Permitted Liens” means, at any time, Liens in respect of property of the Parent or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.
     “Permitted Securitization Property” means accounts receivable owing to any Foreign Subsidiary and any other assets of any Foreign Subsidiary that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
     “Permitted Securitization Transaction” means any Securitization Transaction provided that (a) neither the Parent nor any Domestic Subsidiary shall have any obligation or liability with respect thereto, (b) no Foreign Subsidiary shall have any obligation or liability with respect thereto except for Standard Securitization Obligations and (c) neither the Parent nor any Subsidiary shall have any obligation to maintain or preserve the SPV’s financial condition or to cause the SPV to achieve certain levels of operating results.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 7.02.
     “Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Parent was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, and (b) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.
     “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Borrowing or a continuation of US Swing Line Loans, a US Swing Line Loan Notice and (d) with respect to a Borrowing or a continuation of Foreign Swing Line Loans, a Foreign Swing Line Loan Notice.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief or principle executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (and, in the case of Bright Australia, the directors and company secretaries) and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Restricted Subsidiary” means, collectively, (a) each Domestic Subsidiary, (b) each Foreign Borrower, (c) each Foreign Guarantor, (d) each Foreign Subsidiary that owns Equity Interests in Columbo or any of Columbo’s Subsidiaries, and (e) any Foreign Subsidiary that is not a Foreign Loan Party and that has either (i) gross profits that exceed ten percent (10%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for any period of four consecutive fiscal quarters (provided that the first test date for this clause (i) shall be June 30, 2007) or (ii) assets that exceed ten percent (10%) of total assets of the Parent and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter. If any Subsidiary becomes a Restricted Subsidiary under clause (e) above and as of the end of any fiscal quarter thereafter would not constitute a Restricted Subsidiary under any of clauses (a) through (e) of this definition, then such Subsidiary shall no longer be deemed a Restricted Subsidiary (provided that such Subsidiary shall be deemed a Restricted Subsidiary if at any time thereafter it meets any of the criteria in clauses (a) through (e) of this definition).
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c)

purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the US Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Loan” has the meaning specified in Section 2.01(a).
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent or any Swing Line Lender shall determine; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, to another Person and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person (each, a “SPV”), but specifically excluding any factoring arrangement.
     “Security Agreements” means, collectively, (a) the US Security Agreement, (b) the Fixed and Floating Charge dated as of the Closing Date between Bright BVI as the Chargor and the Administrative Agent as the Chargee, (c) the Deed of Pledge of Bank Accounts and Receivables dated as of the Closing Date executed in favor of the Administrative Agent as the Pledgee by Bright Netherlands, (d) the Fixed and Floating Charge dated as of the Closing Date between Bright Australia as the Chargor and the Administrative Agent as the Chargee and (e) the Fixed and Floating Charge – Future Property dated as of the Closing Date between Bright Australia as the Chargor and the Administrative Agent as the Chargee, in each case as amended, modified and supplemented from time to time.

     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time and that is located in North America or Europe.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “SPV” has the meaning specified in the definition of “Securitization Transaction” set forth in Section 1.01.
     “Standard Securitization Obligations” means representations, warranties, covenants, indemnities and other obligations of any Foreign Subsidiary that are customary in asset securitization transactions involving accounts receivable.
     “Sterling” means the lawful currency of the United Kingdom.
     “Subordinated Indebtedness” means any Indebtedness of the Parent or any Subsidiary which by its terms is expressly subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent.
     “Subordinated Indebtedness Documents” means all documents, agreements and instruments governing or otherwise relating to any Subordinated Indebtedness, as amended, modified and supplemented in accordance with the terms of this Agreement.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a

“Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. For purposes of the Loan Documents, Columbo and Columbo’s Subsidiaries shall not constitute Subsidiaries of the Parent.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swedish Krona” means the lawful currency of Sweden.
     “Swing Line Lenders” means the Foreign Swing Line Lender and the US Swing Line Lender.
     “Swing Line Loans” means the Foreign Swing Line Loans and the US Swing Line Loans.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means US$6 million.
     “Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a BBR Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “US Dollar” and “US$” mean lawful money of the United States.
     “US Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.
     “US Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Domestic Loan Parties, as amended, modified and supplemented from time to time.
     “US Swing Line Lender” means Bank of America in its capacity as provider of US Swing Line Loans, or any successor in such capacity.
     “US Swing Line Loan” has the meaning specified in Section 2.04(a).
     “US Swing Line Loan Notice” means a notice of a Borrowing or continuation of US Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.
     “US Swing Line Sublimit” means an amount equal to the lesser of (a) the difference between (i) US$15 million and (ii) the amount of the Foreign Swing Line Sublimit then in effect and (b) the Aggregate Revolving Commitments. The US Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     “Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent.
1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     (d) In this Agreement, where it relates to a Dutch entity, a reference to:
(i)	a winding-up, administration or dissolution includes a Dutch entity being:
(A)	declared bankrupt (failliet verklaard); or

(B)	dissolved (ontbonden);
(ii)	a moratorium or rearrangement includes surseance van betaling;

(iii)	insolvency includes a bankruptcy, a moratorium and the issue of a notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	“security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.
1.03 Accounting Terms.
     (a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that (i) all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis for all Acquisitions, Dispositions and Involuntary Dispositions that occurred during the applicable period and (ii) for purposes of all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) and all calculations of the Maximum Pro Forma Consolidated Leverage Ratio, the calculation of Consolidated EBITDA for the applicable period shall be adjusted to reflect the pro forma effect of credible synergies between the operations of the Parent and its Subsidiaries, on the one hand, and the Person or property acquired in an Acquisition during the applicable period, on the other hand, to the extent set forth in reasonable detail in a certificate signed by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent submitted to the Administrative Agent and/or the Lenders and approved in writing by the Administrative Agent or the Required Lenders.

     (d) Clarification Regarding Consolidation. For purposes of clarification, in each instance in this Agreement and the other Loan Documents where the term “consolidated” or “consolidating” is used, such term refers the Parent and its Subsidiaries on a consolidated or consolidating basis, as applicable, and specifically excludes Columbo and Columbo’s Subsidiaries.
1.04 Rounding.
     Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, conversion, continuation or prepayment or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be.
1.06 Additional Alternative Currencies.
     (a) The Parent may from time to time request that Revolving Loans and/or US Swing Line Loans be made, and/or Letters of Credit be issued, in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; in the case of any such request with respect to the making of US Swing Line Loans, such request shall be subject to the approval of the Administrative Agent and the US Swing Line Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.
     (b) Any such request pertaining to Revolving Loans shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). Any such request pertaining to US Swing Line Loans and Letters of Credit shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof; in the case of any such request pertaining to US Swing Line Loans, the Administrative Agent shall promptly notify the US Swing Line Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Revolving Loans), the US Swing Line Lender (in the case of any such request pertaining to US Swing Line Loans) or the L/C Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans, the making of US Swing Line Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender, the US Swing Line Lender or a L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding Section shall be deemed to be a refusal by such Lender, the US Swing Line Lender or such L/C Issuer, as the case may be, to permit Revolving Loans or US Swing Line Loans to be made, or Letters of Credit to be issued by such L/C Issuer, as the case may be, in such requested currency. If the Administrative Agent and all the Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; if the Administrative Agent and the US Swing Line Lender consent to the making of US Swing Line Loans in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of US Swing Line Loans; and if the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the L/C Issuer that consented to such currency (but shall not be an Alternative Currency for purposes of any Letter of Credit issued by any L/C Issuer that did not consent to such currency). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Parent. Any specified currency of an Existing Letter of Credit that is neither US Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.07 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans.
     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in US Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and provided further that the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     (b) Increase in Revolving Commitments. The Parent may at any time and from time to time, upon prior written notice by the Parent to the Administrative Agent, increase the Aggregate Revolving Commitments by up to SEVENTY-FIVE MILLION US DOLLARS (US$75,000,000) with additional Revolving Commitments from any existing Lender or new Revolving Commitments from any other Person selected by the Parent and approved by the Administrative Agent in its reasonable discretion; provided that:
     (i) no Default shall be continuing at the time of any such increase;

     (ii) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;
     (iii) any such increase shall be in a minimum principal amount of US$5 million and in integral multiples of US$5 million in excess thereof;
     (iv) the Parent shall be permitted to increase the Aggregate Revolving Commitments under this Section on no more than three separate occasions;
     (v) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent in its reasonable discretion;
     (vi) the Loan Parties will provide such supporting resolutions, legal opinions and other items as the Administrative Agent may request in its reasonable discretion;
     (vii) if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including any breakage or other amounts owing pursuant to Section 3.05) as may be necessary to give effect to the revised Applicable Percentages; and
     (viii) if the Indebtedness (or the commitment to extend Indebtedness) under the Bright India Loan Documents is increased to an amount in excess of $10 million, then the amount by which the Parent is permitted to increase the Revolving Commitments pursuant to this Section 2.01(b) shall be decreased by the amount of such excess.
     In connection with any such increase in the Aggregate Revolving Commitments, the Administrative Agent shall revise Schedule 2.01 to reflect the new Revolving Commitments and Applicable Percentages and shall distribute such revised Schedule to the Lenders.
2.02 Borrowings, Conversions and Continuations of Revolving Loans.
     (a) Each Borrowing of Revolving Loans, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans that are Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in US Dollars or of any conversion of Eurocurrency Rate Loans denominated in US Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Revolving Loans that are Eurocurrency Rate Loans shall be in a principal amount of US$2,500,000 or a whole multiple of US$500,000 in excess thereof. Except as provided in Sections 2.03(c), 2.04(c) and 2.05(c), each Borrowing of Revolving Loans that are Base Rate Loans or conversion of Revolving Loans to Base Rate Loans shall be in a principal amount of US$250,000 or a whole multiple of US$250,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing of

Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Revolving Loans that are Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Revolving Loans to be borrowed. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Revolving Loans so requested shall be made in US Dollars. If the applicable Borrower fails to specify a Type of a Revolving Loan in a Loan Notice, then the applicable Revolving Loans shall be made as Base Rate Loans in the case of a request for a Revolving Loan denominated in US Dollars or as a Eurocurrency Rate Loan with an Interest Period of one month in the case of a request for a Revolving Loan denominated in an Alternative Currency. If the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans or continuation as Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than US Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in US Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding in the same currency as the requested Borrowing, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the applicable Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

     (d) The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Revolving Loans.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in US Dollars or in one or more Alternative Currencies for the account of any Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; and provided further that the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No L/C Issuer shall issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than US$100,000;
     (D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than US Dollars or an Alternative Currency;
     (E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
     (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the other Lenders, the Loan Parties or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
     (iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of

Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
     (vii) Subject to the discretion permitted to the L/C Issuers under Section 7.02 of the ISP, or under the analogous rules, if any, of the Uniform Customs and Practice for Documentary Credits, each L/C Issuer shall cancel any Letter of Credit issued by it promptly following its receipt from the beneficiary thereof of its consent to such cancellation, and shall promptly notify the applicable Borrower of such receipt and such cancellation.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) if such Letter of Credit is to be issued for the account of a Subsidiary for such Borrower, the name of such Subsidiary; (H) if such Letter of Credit is to state a specific date for presentation in the event the last day for presentation at the place for presentation stated in such Letter of Credit is for any reason closed and (I) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C

Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Parent that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.
     (iv) If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer will state in the applicable Letter of Credit that if on the last day for presentation the place for presentation stated in such Letter of Credit is for any reason closed and presentation is not timely made because of the closure, then the last day for presentation shall automatically be extended to the next calendar day (or such other day as the applicable Borrower may request) after the place for presentation re-opens for business.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, the applicable Borrower shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the applicable

Borrower will reimburse the applicable L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the applicable Borrower of the US Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the US Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Revolving Loans in US Dollars that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in US Dollars, at the Administrative Agent’s Office for US Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in US Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Parent, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in US Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any Subsidiary.
     The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. The Loan Parties shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Loan Parties agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or

(iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Loan Parties hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Loan Party from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Loan Parties may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Loan Parties, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Loan Parties which the Loan Parties prove were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. (i) Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (A) each Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations relating to Letters of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America, and any such accrued interest shall be paid to the applicable Borrower with such frequency as the Administrative Agent and such Borrower may agree between one another, but in any event not less than once each calendar quarter.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Each Borrower shall pay directly to each L/C Issuer for its own account, in US Dollars, (i) a fronting fee with respect to each commercial Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower), at the rate specified in the Fee Letter, computed on the US Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) a fronting fee with respect to any amendment of a commercial Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower) increasing the amount of such Letter of Credit, at a rate separately agreed between such Borrower and the applicable L/C Issuer, computed on the US Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) a fronting fee with respect to each standby Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower), at the rate per annum specified in the Fee Letter, computed on the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, each Borrower shall pay directly to the the applicable L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower that requests such Letter of Credit shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04 US Swing Line Loans.
     (a) US Swing Line Facility. Subject to the terms and conditions set forth herein, the US Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “US Swing Line Loan”) to the Borrowers in US Dollars or, if an Alternative Currency is not available for Borrowings of Revolving Loans but is available for Borrowings of US Swing Line Loans, such Alternative Currency, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the US Swing Line Sublimit, notwithstanding the fact that such US Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations of the Lender acting as US Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any US Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable

Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that (i) the Borrowers shall not use the proceeds of any US Swing Line Loan to refinance any outstanding US Swing Line Loan; and (ii) the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. US Swing Line Loans denominated in US Dollars shall be Base Rate Loans. US Swing Line Loans denominated in Alternative Currencies shall be Eurocurrency Rate Loans. Immediately upon the making of a US Swing Line Loan by the US Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the US Swing Line Lender a risk participation in such US Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such US Swing Line Loan.
     (b) Borrowing Procedures.
     (i) Each Borrowing of US Swing Line Loans and each continuation of US Swing Line Loans that are Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the US Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the US Swing Line Lender and the Administrative Agent not later than (A) 11:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of US Swing Line Loans denominated in Alternative Currencies (which shall be Eurocurrency Rate Loans) and (B) 3:00 p.m. on the requested date of any Borrowing of US Swing Line Loans denominated in US Dollars (which shall be Base Rate Loans). Each telephonic notice by the applicable Borrower pursuant to this Section 2.04(b) must be confirmed promptly by delivery to the US Swing Line Lender and Administrative Agent of a written US Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of or continuation of US Swing Line Loans that are Eurocurrency Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof. Each Borrowing of US Swing Line Loans that are Base Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof. Each such notice (whether telephonic or written) shall specify (A) whether the applicable Borrower is requesting a Borrowing of US Swing Line Loans or a continuation of US Swing Line Loans that are Eurocurrency Rate Loans, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of US Swing Line Loans to be borrowed or continued, (D) the Type of US Swing Line Loans to be borrowed or to which existing US Swing Line Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, and (F) the currency of the US Swing Line Loans to be borrowed. If the applicable Borrower fails to specify a currency in a US Swing Line Loan Notice requesting a Borrowing of US Swing Line Loans, then the US Swing Line Loans so requested shall be made in US Dollars. If the applicable Borrower fails to specify an Interest Period in a US Swing Line Loan Notice for a US Swing Line Loan to be denominated in Alternative Currency, then the applicable US Swing Line Loans shall be made as a Eurocurrency Rate Loan with an Interest Period of one month. If the applicable Borrower fails to give a timely notice requesting a continuation of a US Swing Line Loan, then at the end of the Interest Period for the applicable US Swing Line Loan such US Swing Line Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one month. No US Swing Line Loan may be converted into or continued as a US Swing Line Loan denominated in a different currency, but instead must be prepaid in the original currency of such US Swing Line Loan and reborrowed in the other currency.

     (ii) Promptly after receipt by the US Swing Line Lender of any telephonic US Swing Line Loan Notice, the US Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such US Swing Line Loan Notice and, if not, the US Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the US Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Borrowing of US Swing Line Loans (A) directing the US Swing Line Lender not to make such US Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the US Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such US Swing Line Loan Notice, make the amount of its US Swing Line Loan available to the applicable Borrower either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the US Swing Line Lender by the applicable Borrower.
     (iii) Except as otherwise provided herein, a US Swing Line Loan that is Eurocurrency Rate Loan may be continued only on the last day of the Interest Period with respect thereto. During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding US Swing Line Loans denominated in an Alternative Currency be prepaid.
     (c) Refinancing of US Swing Line Loans.
     (i) The US Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the US Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the US Dollar Equivalent of the amount of any US Swing Line Loan then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The US Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the US Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the US Swing Line Lender in US Dollars.
     (ii) If for any reason any US Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the US Swing Line Lender as set forth herein shall be deemed to be a request by the US Swing Line Lender that each of the Lenders fund its risk participation in the relevant US Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the US Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the US Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the US Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the US Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the US Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant US Swing Line Loan, as the case may be. A certificate of the US Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in US Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the US Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent to repay US Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a US Swing Line Loan, if the US Swing Line Lender receives any payment on account of such US Swing Line Loan, the US Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the US Swing Line Lender.
     (ii) If any payment received by the US Swing Line Lender in respect of principal or interest on any US Swing Line Loan is required to be returned by the US Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the US Swing Line Lender in its discretion), each Lender shall pay to the US Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the US Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of US Swing Line Lender. The US Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the US Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section

2.04 to refinance such Lender’s Applicable Percentage of any US Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the US Swing Line Lender.
     (f) Payments Directly to US Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the US Swing Line Loans directly to the US Swing Line Lender.
2.05 Foreign Swing Line Loans.
     (a) Foreign Swing Line Facility. Subject to the terms and conditions set forth herein, the Foreign Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, an “Foreign Swing Line Loan”) to Bright Australia in Australian Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Foreign Swing Line Sublimit, notwithstanding the fact that such Foreign Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations of the Lender acting as Foreign Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Foreign Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and (ii) the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Within the foregoing limits, and subject to the other terms and conditions hereof, Bright Australia may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Foreign Swing Line Loans shall be BBR Rate Loans. Immediately upon the making of a Foreign Swing Line Loan by the Foreign Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Foreign Swing Line Lender a risk participation in such Foreign Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Foreign Swing Line Loan.
     (b) Borrowing Procedures.
     (i) Each Borrowing of Foreign Swing Line Loans and each continuation of Foreign Swing Line Loans shall be made upon Bright Australia’s irrevocable notice to the Foreign Swing Line Lender, which may be given by telephone. Each such notice must be received by the Foreign Swing Line Lender not later than 11:00 a.m. (Sydney, Australia time) on the Business Day of the requested date of any Borrowing or continuation of Foreign Swing Line Loans. Each telephonic notice by Bright Australia pursuant to this Section 2.05(b) must be confirmed promptly by delivery to the Foreign Swing Line Lender of a written Foreign Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Bright Australia. Each Borrowing of or continuation of Foreign Swing Line Loans shall be in a principal amount of AUS$200,000 or a whole multiple of AUS$50,000 in excess thereof (or such lesser amounts as the Foreign Swing Line Lender may agree). Each such notice (whether telephonic or written) shall specify (A) whether Bright Australia is requesting a Borrowing of Foreign Swing Line Loans or a continuation of Foreign Swing Line Loans, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), and (C) the principal amount of Foreign Swing Line Loans to be borrowed or continued.
     (ii) Unless the Foreign Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. (Sydney, Australia time) on the date of the proposed Borrowing of Foreign Swing Line Loans (A)

directing the Foreign Swing Line Lender not to make such Foreign Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Foreign Swing Line Lender will, not later than 4:00 p.m. (Sydney, Australia time) on the borrowing date specified in such Foreign Swing Line Loan Notice, make the amount of its Foreign Swing Line Loan available to Bright Australia either by (i) crediting the account of Bright Australia on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Foreign Swing Line Lender by Bright Australia.
     (c) Refinancing of Foreign Swing Line Loans.
     (i) The Foreign Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Bright Australia (which hereby irrevocably authorizes the Foreign Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the US Dollar Equivalent of the amount of any Foreign Swing Line Loan then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Foreign Swing Line Lender shall furnish Bright Australia with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Foreign Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to Bright Australia in such amount. The Administrative Agent shall remit the funds so received to the Foreign Swing Line Lender in US Dollars.
     (ii) If for any reason any Foreign Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Foreign Swing Line Lender as set forth herein shall be deemed to be a request by the Foreign Swing Line Lender that each of the Lenders fund its risk participation in the relevant Foreign Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Foreign Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Foreign Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Foreign Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Foreign Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Foreign Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving

Loan included in the relevant Borrowing or funded participation in the relevant Foreign Swing Line Loan, as the case may be. A certificate of the Foreign Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Foreign Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Foreign Swing Line Lender, Bright Australia or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Bright Australia to repay Foreign Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Foreign Swing Line Loan, if the Foreign Swing Line Lender receives any payment on account of such Foreign Swing Line Loan, the Foreign Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Foreign Swing Line Lender.
     (ii) If any payment received by the Foreign Swing Line Lender in respect of principal or interest on any Foreign Swing Line Loan is required to be returned by the Foreign Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Foreign Swing Line Lender in its discretion), each Lender shall pay to the Foreign Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Foreign Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Foreign Swing Line Lender. The Foreign Swing Line Lender shall be responsible for invoicing Bright Australia for interest on the Foreign Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Foreign Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Foreign Swing Line Lender.
     (f) Payments Directly to Foreign Swing Line Lender. Bright Australia shall make all payments of principal and interest in respect of the Foreign Swing Line Loans directly to the Foreign Swing Line Lender.
     (g) Increase or Decrease in Foreign Swing Line Sublimit. The Parent may, at its option, elect to increase or decrease the Foreign Swing Line Sublimit; provided that (i) the Parent shall give three (3) Business Days prior written notice to the Administrative Agent of such election; (ii) the Foreign Swing Line Sublimit shall not at any time exceed the Aggregate Revolving Commitments; and (iii) after giving effect thereto, the amount of the Foreign Swing Line Sublimit shall not exceed US$15 million.

2.06 Prepayments.
     (a) Voluntary Prepayments of Loans.
     (i) Revolving Loans. Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in US Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of US$2,500,000 or a whole multiple of US$500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of US$250,000 or a whole multiple of US$250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.
     (ii) US Swing Line Loans. Each Borrower may, upon notice by such Borrower to the US Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay US Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the US Swing Line Lender and Administrative Agent not later than 11:00 a.m. (1) four Business Days (or five, in the case of prepayment of US Swing Line Loans denominated in Special Notice Currencies) prior to any date of prepayment of US Swing Line Loans denominated in Alternative Currencies and (2) on the date of prepayment of any US Swing Line Loans denominated in US Dollars; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of US Swing Line Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (iii) Foreign Swing Line Loans. Bright Australia may, upon notice to the Foreign Swing Line Lender, at any time or from time to time, voluntarily prepay Foreign Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Foreign Swing Line Lender not later than 12:00 noon (Sydney, Australia time) on the date of prepayment; and (B) any prepayment shall be in a principal amount of AUS$200,000 or a whole multiple of AUS$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment of Foreign Swing Line Loans to be prepaid and the Interest Period(s) of such Loans. If such notice is given by Bright Australia, Bright Australia shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Foreign Swing Line Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (b) Mandatory Prepayments of Loans. If the Administrative Agent notifies the Parent at any time that the Total Revolving Outstandings at such time exceed the Aggregate Revolving Commitments then in effect (and, in the case of any such excess resulting from exchange rate fluctuations, such excess continues for a period of three (3) consecutive Business Days), then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(i) unless after the prepayment in full of the Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.06(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.07 Optional Termination or Reduction of Aggregate Revolving Commitments.
     The Parent may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$5,000,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) the Parent shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings plus the Foreign Swing Line Facility Reserve would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit, the US Swing Line Sublimit or the Foreign Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Parent. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
2.08 Repayment of Loans.
     (a) Revolving Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower outstanding on such date.

     (b) Swing Line Loans. Each Borrower shall repay each Swing Line Loan made to such Borrower on (i) in the case of any US Swing Line Loan denominated in US Dollars, the earlier to occur of (A) the date ten Business Days after such US Swing Line Loan is made and (B) the Maturity Date, (ii) in the case of any US Swing Line Loan denominated in an Alternative Currency, the Maturity Date and (iii) in the case of any Foreign Swing Line Loan, the Maturity Date.
     2.09 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Revolving Loan that is a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each US Swing Line Loan denominated in US Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate less five (5) basis points; (iv) each US Swing Line Loan denominated in an Alternative Currency shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate less five (5) basis points plus (in the case of a Eurocurrency Rate Loan which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (v) each Foreign Swing Line Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the BBR Rate for such Interest Period plus the Applicable Rate less five (5) basis points.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the principal amount of all outstanding Credit Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     (d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.10 Fees.
     In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in US Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments (without reduction for the Foreign Swing Line Facility Reserve) exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.
     (b) Fee Letter. The Parent shall pay to the Arranger and the Administrative Agent for their own respective accounts, in US Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.11 Computation of Interest and Fees.
     All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.12 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.

The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.12-1, in the case of the Domestic Borrowers, and Exhibit 2.12-2, in the case of the Foreign Borrowers (each a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.13 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.14 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Parent or any Subsidiary (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.15 Matters Relating to Borrowers.
     (a) Joint and Several Liability of Domestic Borrowers.
     (i) Each Domestic Borrower shall be jointly and severally liable with the other Borrowers for all Obligations, regardless of which Borrower actually receives Credit Extensions or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Domestic Borrower’s obligations with respect to Credit Extensions made to it, and each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Borrower with the other Borrowers with respect to Credit Extensions made to and other Obligations owing by the other Borrowers, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

     (ii) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Domestic Borrower in its capacity as a joint and several obligor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.
     (iii) Each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower with the other Borrowers with respect to Credit Extensions made to and other Obligations owing by the other Borrowers shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or any other Loan Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower or any other Loan Party, (B) the absence of any attempt to collect the Obligations from any other Borrower or any other Loan Party or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower or any other Loan Party, or any part thereof, or any other agreement now or hereafter executed by any other Borrower or any other Loan Party and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower or any other Loan Party, or (E) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower or any other Loan Party. With respect to each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower with the other Borrowers with respect to Credit Extensions made to the other Borrowers hereunder, such Borrower subordinates, and agrees not to exercise, until the Obligations shall have been paid in full, the Commitments shall have terminated and this Credit Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.
     (iv) At any time the Administrative Agent may take any of the actions described in Section 9.02 in accordance with the terms thereof, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Domestic Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Domestic Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
     (b) Liability of Foreign Borrowers. Each Foreign Borrower shall be liable only for the Foreign Obligations incurred by such Foreign Borrower. No Foreign Borrower shall be liable for the Foreign Obligations incurred by any other Foreign Borrower.
     (c) Designation of Additional Borrowers. The Parent may at any time, upon not less than fifteen (15) Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Domestic Subsidiary as a Domestic Borrower or any Foreign Subsidiary as a Foreign Borrower, provided that:

     (i) in the case of any Foreign Subsidiary:
     (A) such Foreign Subsidiary is reasonably acceptable to the Administrative Agent;
     (B) each Lender determines in its reasonable discretion that (1) such Lender is able to extend credit to such Foreign Subsidiary without violating any applicable Law, any request or directive (whether or not having the force of law) from any Governmental Authority, any order, judgment or decree of any Governmental Authority or arbitrator or any policies of such Lender and (2) extending credit to such Foreign Subsidiary will not impose upon such Lender any restriction, reserve or capital requirement or any loss, cost or expense (for which the Lender is not otherwise compensated hereunder); and
     (C) if such Foreign Subsidiary has any outstanding Foreign Subsidiary Debt, (including any Guarantee with respect to any Foreign Subsidiary Debt) and has granted a Lien in any of its property to secure such Foreign Subsidiary Debt or Guarantee (or in either case any effective but unused commitments for Foreign Subsidiary Debt), then each lender holding such Foreign Subsidiary Debt (or commitments) (other than any lender holding Indebtedness under the Bright India Loan Documents) shall have entered into an intercreditor agreement with the Administrative Agent subordinating such lender’s Liens to the Liens arising under the Loan Documents on terms and conditions set forth in Exhibit 2.15(c)-3 (with such changes thereto as the Administrative Agent may agree);
     (ii) in the case of any Subsidiary, such Subsidiary shall have delivered to the Administrative Agent (A) a Designated Borrower Agreement duly executed by such Subsidiary and the Parent, (B) documents of the type described in Section 5.01(e) and (f) for such Subsidiary, (C) an opinion of counsel to such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, (D) such other documents, agreements and instruments as the Administrative Agent may reasonably request in order for such Subsidiary to comply with Section 7.14, all in form and substance reasonably acceptable to the Administrative Agent, and (E) such other documents, agreements and instruments as the Administrative Agent may reasonably request, all in form and substance reasonably acceptable to the Administrative Agent.
     Upon satisfaction of each of the foregoing requirements, the Administrative Agent shall send a notice to the Parent and the Lenders specifying the effective date upon which such Subsidiary shall constitute a Borrower for purposes hereof, whereupon each of the Loan Parties and the Lenders agrees that such Subsidiary shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by such Subsidiary until the date five Business Days after such effective date.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuers, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) for which the Administrative Agent, such Lender or such L/C Issuer, as the case may be, is liable and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the applicable L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Parent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Parent to determine the withholding or deduction required to be made.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Parent, as the Administrative Agent or the Parent shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in US Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in US Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in US Dollars, convert to Base Rate Loans, all such Eurocurrency Rate Loans of such Lender to such Borrower, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in US Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in US Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Parent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, each Borrower may revoke any pending request by such Borrower for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or BBR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

     (iv) impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans or BBR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or BBR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent shall be conclusive absent manifest error. The applicable Borrower will pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan by such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower; or
     (c) any failure by such Borrower to make payment of any Eurocurrency Rate Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding any loss of anticipated profits). The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If the Borrower is required to pay the Mandatory Cost to any Lender, any Lender requests compensation under Section 3.04, any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce the Mandatory Cost or amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Parent may replace such Lender in accordance with Section 11.13.
3.07 Survival.
     All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY
4.01 The Guaranty.
     Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Domestic Guarantor (in its capacity as such) under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.
4.02 Obligations Unconditional.
     (a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor subordinates, and agrees that such Domestic Guarantor shall not exercise any, right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV or any other guaranty of the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated.
     (b) Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;

     (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien granted to, or in favor of, the Administrative Agent or any holder of Obligations as security for any of the Obligations shall fail to attach or be perfected;
     (v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or
     (vi) the change in any law, regulation, decree or order of any jurisdiction, or any other event affecting any term of any Obligation or any Lender’s rights with respect thereto.
     (c) With respect to its obligations hereunder, each Domestic Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Obligations, or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
     The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.04 Certain Additional Waivers.
     Each Domestic Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Obligations or, foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Domestic Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Domestic Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Domestic Guarantor agrees that such Domestic Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation in accordance with to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
     The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
4.06 Rights of Contribution.
     The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments shall have expired or been terminated.
4.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Initial Credit Extension.
     The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender, and either each is properly stamped and/or registered (if applicable) or funds sufficient to pay stamp duty is received by the Administrative Agent or all forms necessary to register the relevant document is received by the Administrative Agent.

     (b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties (other than counsel to Bright Australia), addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.
     (c) Financial Statements. The Administrative Agent shall have received:
     (i) the Audited Financial Statements; and
     (ii) the Interim Financial Statements.
     (d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2005 in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole.
     (e) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent:
     (i) copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, and in relation to Bright Netherlands, (A) an extract from the Dutch trade register relating to it, (B) a concurring advice of any works council which has advisory rights in respect of the transactions contemplated by the Loan Documents, (C) a written resolution by (x) all the holders of Equity Interests in Bright Netherlands and (y) all the managing directors of Bright Netherlands and/or (z) its board of supervisory directors (if any) approving execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party;
     (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state of its principal place of business; and
     (iv) each power of attorney under which a Loan Party signs a Loan Document showing evidence of stamping and/or registration (if applicable).
     (f) Perfection of Liens. Receipt by the Administrative Agent of the following:
     (i) searches of Uniform Commercial Code filings (or its equivalent) in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Administrative Agent;

     (ii) UCC financing statements (or its equivalent) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person) (or such certificates shall be in the possession of the holder of any Indebtedness that is being repaid on the Closing Date and such holder shall have agreed to deliver such certificates to the Administrative Agent); and
     (iv) duly executed notices of grant of security interest in the form required by the Security Agreement or other appropriate filings as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties.
     (g) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured in the case of liability insurance or loss payee in the case of property insurance on behalf of the Lenders.
     (h) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Parent certifying that the conditions specified in Section 5.01(d) and Sections 5.02(a) and (b) have been satisfied.
     (i) Payoff of Existing Indebtedness. After giving effect to the Credit Extensions on the Closing Date, the Parent and its Subsidiaries shall have repaid in full, and terminated all commitments with respect to, any Indebtedness (other than Indebtedness permitted under Section 8.03) and all Liens securing such Indebtedness shall have been released.
     (j) Fees. Receipt by the Administrative Agent, the Arranger and the Lenders of any fees required to be paid on or before the Closing Date.
     (k) Attorney Costs. Unless waived by the Administrative Agent, the Parent shall have paid all reasonable and properly documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent incurred and invoiced prior to or on the Closing Date.
     Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension (other than a request to (i) convert a Eurocurrency Rate Loan denominated in US Dollars to a Base Rate Loan or (ii) continue a Eurocurrency Rate Loan denominated in Alternative Currency for an Interest Period of one month) is subject to the following conditions precedent:
     (a) The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), the US Swing Line Lender (in the case of any US Swing Line Loans to be denominated in an Alternative Currency), the Foreign Swing Line Lender (in the case of any Foreign Swing Line Loan) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     (e) In the case of the initial Credit Extension to Bright Australia, (i) after giving effect to such Credit Extension, Bright Australia shall have repaid in full (or, in the case of letters of credit and bank guarantees, such letters of credit and bank guarantees shall have been cash collateralized or collateralized by Letters of Credit), and terminated all commitments with respect to, Indebtedness of Bright Australia under its line of credit with GE Capital Finance Pty Ltd. and all Liens securing such Indebtedness shall have been released, and (ii) Bright Australia shall have delivered to the Administrative Agent a favorable opinion of legal counsel to Bright Australia, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.
     Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.
     (a) Each Loan Party (i) is duly organized, formed or incorporated, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.
     (b) The Parent and each Subsidiary (i) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (ii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (i) or (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to any Loan Party.
6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.
6.04 Binding Effect.
     Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except to the extent that such enforceability may be limited under Debtor Relief Laws or by general principles of equity. Each Loan Party benefits by entering into the Loan Documents to which it is a party.
6.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Parent and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Parent and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.
     (d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of annual financial statements delivered pursuant to Section 7.01(a), consolidating, financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.
     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     (a) Neither the Parent nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
     (b) No Default has occurred and is continuing.
6.08 Ownership of Property, Liens.
     Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.

The property of the Parent and its Restricted Subsidiaries is not subject to any Liens other than Permitted Liens.
6.09 Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of the facilities and real properties owned, leased or operated by the Parent or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Parent and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (c) Neither the Parent nor any Subsidiary has received any written or, to the knowledge of the Responsible Officers of the Loan Parties, verbal, notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Parent or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Parent or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Parent, any Subsidiary, the Facilities or the Businesses.
     (f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Parent or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would reasonably be likely to give rise to liability under Environmental Laws.
6.10 Insurance.
     The properties of the Parent and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.
     The Parent and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no written proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Parent nor any Subsidiary is party to any tax sharing agreement.
6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary and (iv) a designation of whether such Subsidiary is a Restricted Subsidiary. The outstanding Equity Interests of each Subsidiary that are pledged as Collateral under the Collateral Documents are validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act.
     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
     (b) None of the Parent or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 and no Request for Credit Extension shall be made by any Borrower if the making by the applicable Lenders or the applicable L/C Issuer of the requested Credit Extension would be in contravention of the Investment Company Act of 1940.
6.15 Disclosure.
     No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time such projected financial information was prepared, it being understood that projections are only estimates of future performance and actual results may vary from projections.
6.16 Compliance with Laws.
     The Parent and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. No Loan Party has any immunity from the jurisdiction of a court or from legal process.
6.17 Intellectual Property; Licenses, Etc.
     The Parent and its Restricted Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights that are owned by any Loan Party, or that any Loan Party has the legal right to use, as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such IP Rights or the validity or effectiveness of any such IP Rights, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any such IP Rights by the Parent or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Parent or any Subsidiary does not infringe on the rights of any Person.

6.18 Solvency.
     The Loan Parties are Solvent on a consolidated basis.
6.19 Business Locations; Taxpayer Identification Number.
     (a) Set forth on Schedule 6.19(a) is a list of all real property that is owned or leased by any Loan Party as of the Closing Date together with an identification of which Loan Party owns or leases such real property and whether such real property is owned or leased.
     (b) Set forth on Schedule 6.19(b) is a list of all locations (other than those locations identified on Schedule 6.19(a)) where any tangible personal property of any Loan Party is located as of the Closing Date together with an identification of which Loan Party maintains tangible personal property at such location.
     (c) Set forth on Schedule 6.19(c) is the chief executive office location of each Loan Party as of the Closing Date.
     (d) Set forth on Schedule 6.19(d) is the U.S. tax payer identification number and organizational identification number of each Domestic Loan Party as of the Closing Date.
     (e) The exact legal name and jurisdiction of formation of each Loan Party is as of the Closing Date as set forth on the signature pages hereto.
     (f) Except as set forth on Schedule 6.19(f), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of formation or (iii) been party to a merger, consolidation or other change in structure.
6.20 Labor Matters.
     (a) As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any Restricted Subsidiary.
     (b) Neither the Parent nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years preceding the Closing Date.
6.21 Works Council.
     Bright Netherlands has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, the opportunity to give such advice and has obtained unconditional positive advice from such works council.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Restricted Subsidiary to:

7.01 Financial Statements.
     Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Parent (or such earlier date the Parent may be required to file its annual financial statements on Form 10-K with the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification as to scope resulting solely from a new accounting pronouncement) or with respect to the absence of any material misstatement;
     (b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or such earlier date the Parent may be required to file its quarterly financial statements on Form 10-Q with the SEC), a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event within ninety days after the end of each fiscal year of the Parent, an unaudited consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related unaudited consolidating statement of profit and loss for such fiscal year, all in reasonable detail and certified by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject only to the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.02 Certificates; Other Information.
     Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent;
     (c) no later than 60 days after the commencement of each fiscal year of the Parent, an annual business plan and budget of the Parent and its Subsidiaries containing, among other things, forecasted financial statements for each quarter of such fiscal year;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a report signed by a Responsible Officer of the Parent that supplements Schedule 6.17, such that, as supplemented, such Schedule would be to be accurate and complete as of such date;
     (f) if requested by the Administrative Agent, copies of the Parent’s written response to any management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;
     (g) promptly, and in any event within five Business Days after receipt thereof by the Parent or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent or any Subsidiary;
     (h) within five (5) Business Days after the consummation of the Cell Star Acquisition, a Pro Forma Compliance Certificate giving effect to the Cell Star Acquisition on a Pro Forma Basis; and
     (i) promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);

provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Parent hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). The Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Parent shall not be under any obligation to mark any Borrower Materials “PUBLIC.”
7.03 Notices.
Promptly following its knowledge thereof, notify the Administrative Agent of the following:
     (a) the occurrence of any Default;
     (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event; and
     (d) any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary.
     Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.
     Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Restricted Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.
7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 8.04 or 8.05.
     (b) Preserve, renew and maintain in full force and effect its good standing (to the extent applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
     (c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07 Maintenance of Insurance.
     (a) Maintain in full force and effect insurance with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Restricted Subsidiary operates.
     (b) Cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will endeavour to give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.
     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Restricted Subsidiary, as the case may be.
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Restricted Subsidiary, as the case may be.
7.10 Inspection Rights.
     (a) Permit representatives of the Administrative Agent to visit and inspect any of the properties of the Parent or any Subsidiary, to examine (and make copies thereof or abstracts therefrom) any of the corporate, financial and operating records of the Parent or any Subsidiary, and to discuss the affairs, finances and accounts of the Parent or any Subsidiary with such Person’s chief executice officer and chief financial officer and, in the presence of either such officer, its independent public accountants, at such reasonable times during normal business hours (other than at any time during the ten (10) day period which precedes and follows the end of each fiscal quarter of the Parent) and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives) may do any of the foregoing at any time during normal business hours and without advance notice. The Loan Parties shall reimburse the Administrative Agent for the reasonable out-of-pocket and documented expenses (including the per diem fees of its representatives) for up to two (2) such visits and inspections in any fiscal year, provided that if when an Event of Default exists the Loan Parties shall reimburse the Administrative Agent and the Lenders for the expenses of all such visits and inspections. If any Lender so requests, such Lender and its representatives shall be permitted, at the expense of such Lender, to accompany the Administrative Agent on any such visits and inspections.
     (b) If requested by the Administrative Agent in its sole discretion, (i) permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Parent, to conduct an audit of the Collateral at the expense of the Parent, and (ii) promptly deliver to the Administrative Agent (A) asset appraisal reports with respect to all of the property of the Parent and its Subsidiaries and (B) a written audit of the accounts receivable, inventory, payables, controls and systems of the Parent and its Subsidiaries; provided that the Administrative Agent shall not be permitted to request any of the foregoing items more than once per calendar year and three times during the term of this Agreement.
     (c) Following the occurrence and during the existence of any Event of Default, upon the reasonable written request of the Administrative Agent if any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by the Loan Parties with Environmental Laws at any Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable and documented cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.
7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions solely to (a) refinance certain existing Indebtedness and (b) finance working capital, capital expenditures and other lawful corporate purposes (including, without limitation, the financing of any Permitted Acquisition) of the Parent and its Subsidiaries, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12 Additional Guarantors.
     (a) Concurrent with the acquisition of any Material Domestic Subsidiary and within thirty (30) days after any Domestic Subsidiary that is not a Domestic Loan Party becomes a Material Domestic Subsidiary:
     (i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary; and
     (ii) cause such Domestic Subsidiary (other than any SPV) to (A) become a Domestic Guarantor by executing and delivering to the Administrative Agent a Domestic Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent; and
     (b) Concurrent with the acquisition of any Material Foreign Subsidiary and within thirty (30) days after any Foreign Subsidiary that is not a Foreign Loan Party becomes a Material Foreign Subsidiary:
     (i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary; and
     (ii) cause such Foreign Subsidiary (other than any SPV) to (A) guaranty the Foreign Obligations incurred by the Foreign Borrower that is the most immediate parent of such Foreign Subsidiary by executing and delivering to the Administrative Agent a guaranty agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative

Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Notwithstanding the foregoing, if it is unlawful for a Material Foreign Subsidiary to become a Foreign Guarantor or if becoming a Foreign Guarantor would result in personal liability to the directors or other management of the Parent or any Subsidiary, such Material Foreign Subsidiary shall not be required to become a Foreign Guarantor. However, as soon as practicable, the Parent and its Subsidiaries shall take any reasonable steps available to them to avoid any such unlawfulness or personal liability (including by complying with any procedure under any law such as under section 208(1)(a) or section 260B of the Corporations Act (Commonwealth of Australia) or by agreeing to a limit on the amount guaranteed). Before taking any steps, the Loan Parties must obtain the consent of the Administrative Agent.
     If any Foreign Subsidiary becomes a Foreign Guarantor pursuant to this Section 7.12(b) but at any time thereafter is no longer a Material Foreign Subsidiary, such Foreign Subsidiary may, upon written notice to the Administrative Agent, elect to terminate its guarantee; provided that if such Foreign Subsidiary at any time thereafter becomes a Material Foreign Subsidiary it shall be required to comply with Section 7.12(b).
     (c) If any Subsidiary that is not a Guarantor provides a Guarantee in respect of any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party, such Subsidiary shall, concurrent with providing the Guarantee in respect of such Subordinated Indebtedness, (i) provide a Guarantee of such Loan Party’s obligations under the Loan Documents by executing and delivering to the Administrative Agent a guaranty agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.
7.13 ERISA Compliance.
     Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.
7.14 Pledged Assets.
     (a) Equity Interests. (i) Cause (A) 100% of the issued and outstanding Equity Interests of each Material Domestic Subsidiary and (B) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First Tier Foreign Subsidiary (other than any SPV and any Excluded First Tier Foreign Subsidiary) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents or such other additional security documents as the Administrative Agent shall reasonably request to secure the Obligations (including the Foreign Obligations); and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) Other Property. (i) Cause all of the owned and leased real and personal property (other than Excluded Property) of the Domestic Loan Parties and the Foreign Borrowers to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure, in the case of each Domestic Loan Party, the Obligations (including the Foreign Obligations), and in the case of each Foreign Borrower, the Foreign Obligations incurred by such Foreign Borrower, in each case pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens; and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person and opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.
ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
     (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;
     (j) leases or subleases granted to others not interfering in any material respect with the business of the Parent or any of its Subsidiaries;
     (k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
     (m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (o) Liens created or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the Permitted Securitization Property actually sold, contributed or otherwise conveyed pursuant to such Permitted Securitization Transaction;
     (p) Liens created or deemed to exist in connection with any Permitted Factoring Transaction, but only to the extent that any such Lien relates to the Permitted Factoring Property actually sold, contributed or otherwise conveyed pursuant to such Permitted Factoring Transaction;
     (q) Liens on the property of Foreign Subsidiaries securing Foreign Subsidiary Debt (or any effective but unused commitments for Foreign Subsidiary Debt), provided that if such Foreign Subsidiary is a Foreign Borrower then each lender holding such Foreign Subsidiary Debt (or commitments) (other than any lender holding Indebtedness under the Bright India Loan

Documents) shall have entered into an intercreditor agreement with the Administrative Agent subordinating such lender’s Liens to the Liens arising under the Loan Documents on terms and conditions set forth in Exhibit 2.15(c)-3 (with such changes thereto as the Administrative Agent may agree);
     (r) Liens securing Indebtedness of Bright Australia under its line of credit with GE Capital Finance Pty Ltd., provided that such Liens are released by no later than five (5) Business Days after the Closing Date; and
     (s) Liens on the Equity Interests of Columbo securing obligations of Columbo.
     Notwithstanding anything to the contrary in this Section 8.01 or otherwise, neither the Parent nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any Equity Interests of Columbo other than Liens permitted by Section 8.01(r).
8.02 Investments.
Make any Investments, except:
     (a) Investments in the form of cash or Cash Equivalents;
     (b) Investments existing as of the Closing Date and, with respect to all Investments existing on January 31, 2007, set forth in Schedule 8.02;
     (c) Permitted Intercompany Investments;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 8.03, provided that any payment on such Guarantee shall be deemed an Investment in the other Person that is the primary obligor on the Indebtedness which is the subject of such Guarantee and such Investment shall not be permitted by this clause (e);
     (f) the Cell Star Acquisition, provided that the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (ii) the Consolidated Leverage Ratio as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) would not exceed the Maximum Pro Forma Consolidated Leverage Ratio as of such fiscal quarter end;
     (g) the Columbo Acquisition, provided that the Administrative Agent shall have approved (which approval shall not be unreasonably withheld or delayed) any change to a material term of the Columbo Acquisition which change is adverse to the interests of the Lender (including, without limitation, any material increase in the cash portion of the consideration for the Acquisition) as set forth in the draft of the Stock Purchase Agreement delivered to the Administrative Agent on February 15, 2007;

     (h) Permitted Acquisitions;
     (i) loans and advances to employees in the ordinary course of business and consistent with past practices;
     (j) Investments received as consideration for a Disposition permitted under Section 8.05;
     (k) Investments by a Foreign Subsidiary in a SPV in connection with a Permitted Securitization Transaction consisting of (i) deemed capital contributions made in connection with the sale of Permitted Securitization Property to a SPV and (ii) to the extent required as a condition precedent to such Permitted Securitization Transaction, Investments in an aggregate amount not to exceed US$5 million;
     (l) the book entry of an Investment made prior to the Closing Date (which shall not be accompanied by the transfer of any property);
     (m) Guarantees of (i) operating leases of the Parent or any Subsidiary, (ii) trade accounts payable of a Subsidiary incurred in the ordinary course of business, (iii) the payment and/or performance by a Subsidiary of obligations under logistics services contracts, and (iv) the purchase by a Subsidiary of non-stock product or service;
     (n) the book transfer (from a Foreign Subsidiary to another Foreign Subsidiary) of a receivable arising from an intercompany transaction; and
     (o) Investments not permitted by the foregoing clauses in an amount not to exceed US$10 million in the aggregate at any time outstanding.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:
     (a) Credit Obligations arising under the Loan Documents;
     (b) Indebtedness of the Parent and its Subsidiaries set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms of any such renewal, refinancing or extension are no less favorable in any material respect to the Parent and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended;
     (c) intercompany Indebtedness permitted under Section 8.02;
     (d) obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e) (i) purchase money Indebtedness hereafter incurred by the Parent or any of its Subsidiaries to finance the purchase of inventory entered into in the ordinary course of business and consistent with past practices and renewals of the Loan Parties, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the property financed;
     (ii) purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Leases) hereafter incurred by the Parent or any of its Subsidiaries to finance the purchase of fixed assets (other than real property), and renewals, refinancings and extensions thereof, provided that (A) the aggregate amount of payments of principal and interest made in connection therewith in any fiscal year shall not exceed US$3 million and (B) such Indebtedness when incurred shall not exceed the purchase price of the property financed;
     (iii) purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Leases) hereafter incurred by the Parent or any of its Subsidiaries to finance the purchase of real property, and renewals, refinancings and extensions thereof, provided that (A) the aggregate amount of payments of principal and interest made in connection therewith in any fiscal year shall not exceed US$5 million and (B) such Indebtedness when incurred shall not exceed the purchase price of the property financed;
     (iv) purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Leases) hereafter incurred by the Parent or any of its Subsidiaries in respect of Sale and Leaseback Transactions, provided that such Sale and Leaseback Transactions are permitted by Section 8.15;
(f) (i) Indebtedness owing by Foreign Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed US$50 million;
     (ii) Indebtedness owing by Foreign Subsidiaries formed under the Laws of, or carrying on business in, India (including Indebtedness under the Bright India Loan Documents provided that such Indebtedness is subject to the Bright India Intercreditor Agreement), provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed US$20 million;
     (g) Subordinated Indebtedness incurred by the Parent and/or any Domestic Subsidiary, provided that the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Subordinated Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b);
     (h) customary indemnity and similar obligations arising under purchase agreements entered into connection with Permitted Acquisitions;

     (i) Indebtedness owing with respect to money judgments which do not violate the terms of Section 9.01(h);
     (j) Indebtedness of Foreign Subsidiaries arising under Permitted Securitization Transactions, provided the outstanding principal amount of all such Permitted Securitization Transactions shall not exceed US$50 million in the aggregate at any one time;
     (k) Indebtedness of Foreign Subsidiaries arising under Permitted Factoring Transactions;
     (l) Indebtedness of the Parent and its Domestic Subsidiaries not permitted by the foregoing clauses in an amount not to exceed US$5 million in the aggregate at any time outstanding;
     (m) Indebtedness of Bright Australia under its line of credit with GE Capital Finance Pty Ltd., provided that such Indebtedness is repaid in full (or, in the case of letters of credit and bank guarantees, such letters of credit and bank guarantees shall have been cash collateralized or collateralized by Letters of Credit), and all commitments to make extensions of credit with respect thereto terminated, by no later than five (5) Business Days after the Closing Date;
     (n) Guarantees with respect to Indebtedness permitted under this Section 8.03, provided that (i) if any Domestic Loan Party provides a Guarantee with respect to Foreign Subsidiary Debt (other than any Indebtedness under the Bright India Loan Documents and any Indebtedness outstanding on the Closing Date), such Guarantee shall be expressly subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent and (ii) neither the Parent nor any Domestic Subsidiary shall be permitted to provide Guarantees with respect to any Indebtedness arising under Permitted Securitization Transactions or Permitted Factoring Transactions.
     Notwithstanding anything to the contrary in this Section 8.03 or otherwise, (i) no SPV shall contract, create, incur, assume or permit to exist any Indebtedness other than Indebtedness existing from time to time under a Permitted Securitization Transaction and (ii) neither the Parent nor any Subsidiary shall Guarantee any Indebtedness of Columbo or any of Columbo’s Subsidiaries.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate or consolidate, with or into another Person, except that so long as no Default exists or would result therefrom: (a) the Parent may merge or consolidate with any Subsidiary (other than a Borrower) provided that the Parent is the continuing or surviving Person; (b) any Domestic Subsidiary may merge or consolidate with any other Subsidiary (other than a Borrower) provided that (i) if a Domestic Borrower is a party thereto, a Domestic Borrower shall be the continuing or surviving Person, (ii) if a Domestic Borrower is not a party thereto and a Domestic Guarantor is a party thereto, then a Domestic Guarantor shall be the continuing or surviving Person and (iii) if a Domestic Loan Party is not a party thereto, then a Domestic Subsidiary shall be the continuing or surviving Person; (c) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary provided that (i) if a Foreign Borrower is a party thereto, such Foreign Borrower shall be the continuing or surviving Person and (ii) if a Foreign Borrower is not a party thereto and a Foreign Guarantor is a party thereto, then a Foreign Guarantor shall be the continuing or surviving Person; (d) Bright Netherlands may merge or consolidate with a Subsidiary established by the Parent to carry on the business and operations of Bright Netherlands provided that (i) the Parent provides the Administrative Agent with not less than twenty (20) days prior written notice thereof and (ii) such Subsidiary is a Foreign Borrower; (e) subject to clause (a) above, the Parent or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition; and (f) any Subsidiary (other than any Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.
8.05 Dispositions.
     Make, or permit any Subsidiary to make, any Disposition other than:
     (a) any Disposition of Discontinued Operations Property, provided that (i) at least fifty percent (50%) of the aggregate consideration paid in connection with all such Dispositions in any fiscal year shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and (ii) the aggregate value of all consideration shall be in an amount not less than the fair and adequate value of the property disposed of;
     (b) Permitted Factoring Transactions, provided (i) one hundred percent (100%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and (ii) the aggregate net book value of all of the accounts receivable subject thereto at any one time shall not exceed US$100 million; and
     (c) any other Disposition so long as (i) if such Disposition is made by the Parent, any Domestic Subsidiary or any Foreign Borrower, at least seventy-five percent (75%) of the aggregate consideration paid in connection with all such Dispositions in any fiscal year shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and the aggregate value of all consideration shall be in an amount not less than the fair and adequate value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (iv) the aggregate net book value of all of the property sold or otherwise disposed of in all such transactions in any fiscal year of the Parent shall not exceed US$7 million.
8.06 Restricted Payments.
     (a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (i) each Subsidiary may make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (ii) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and
     (iii) the Parent may declare and make Restricted Payments so long as (A) no Default then exists or would exist after giving effect to such Restricted Payment and (B) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Restricted Payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, (1) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (2) the Consolidated Leverage Ratio as of the most recent fiscal quarter end for which the Loan

Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) would not exceed the Maximum Pro Forma Consolidated Leverage Ratio as of such fiscal quarter end.
     (b) With regard to Bright Australia, reduce its capital or pass any resolution referred to in section 254N(1) of the Corporations Act (Commonwealth of Australia).
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Closing Date or any business reasonably related, ancillary or incidental thereto (in each case without regard to geographical location), other than such portion of a line of business acquired pursuant to a Permitted Acquisition, the property in respect of which constitutes Discontinued Operations Property.
8.08 Transactions with Affiliates and Insiders.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions existing on the Closing Date and described on Schedule 8.08, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09 Burdensome Agreements.
     Enter into or permit to exist any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) the Subordinated Indebtedness Documents, (6) the documents, agreements and instruments governing the Foreign Subsidiary Debt, provided that any such restriction contained therein relates only to the Foreign Subsidiaries liable for such Foreign Subsidiary Debt, (7) the Bright Indian Loan Facility Documents provided that any such restriction contained therein relates only to Bright India and its Subsidiaries, (8) any document or instrument governing any Permitted Securitization Transaction or Permitted Factoring Transaction, provided that any such restriction relates only to the applicable accounts receivable actually sold, conveyed or otherwise contributed pursuant to such Permitted Securitization Transaction or such Permitted Factoring Transaction, (9) any document or instrument governing any Indebtedness of Columbo, provided that any such restriction relates only to the Equity Interests in Columbo and (10) Indebtedness of Bright Australia under its line of credit with GE Capital Finance Pty Ltd., provided that such restrictions are terminated concurrent with the repayment in full of such

Indebtedness, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.
8.10 Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11 Financial Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than (a) 3.50:1.0 as of the end of the fiscal quarters ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 and (iii) 3.0:1.0 for the fiscal quarter ending March 31, 2008 and each fiscal quarter ending thereafter.
     (b) Consolidated Current Ratio. Permit the Consolidated Current Ratio as of the end of any fiscal quarter of the Parent to be less than 1.1:1.0.
     (c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 4.0:1.0.
8.12 Subordinated Indebtedness; Bright India Loan Facility.
     (a) Subordinated Indebtedness.
     (i) Amend or modify any of the terms of any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party if such amendment or modification would add or change any terms in a manner materially adverse to such Loan Party (including, without limitation, any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).
     (ii) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party.
     (iii) Make any payment in contravention of the subordination provisions of any Subordinated Indebtedness.
     (iv) Amend or modify the subordination provisions of any Subordinated Indebtedness.
     (b) Bright India Loan Facility.
     (i) Amend or modify any of the terms of any Indebtedness under the Bright India Loan Documents in a manner not permitted by the Bright India Intercreditor Agreement.
     (ii) Permit any Domestic Loan Party to make any payment on its Guarantee of any Indebtedness under the Bright India Loan Documents unless (A) no Event of Default then exists or would exist after giving effect to such payment (it being understood that such payment shall be an Investment in Bright India by the Domestic Loan Party making such payment and such Investment must be permitted under Section 8.02) and (B) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b).
     (iii) If any Domestic Loan Party is permitted to make any payment on its Guarantee of any Indebtedness under the Bright India Loan Documents pursuant to clause (ii) above, and the Bright India Lender makes a demand on such Guarantee, then such Domestic Loan Party shall make payment on such Guarantee solely to the extent it is permitted to do so under clause (ii) above.
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
     (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.
     (b) Change its fiscal year.
     (c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
8.14 Ownership of Subsidiaries.
     Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Parent or any Wholly Owned Subsidiary of the Parent) to own any Equity Interests of any Subsidiary, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (ii) as set forth on Schedule 6.13 with respect to Brightpoint Zimbabwe (Private) Limited or (b) permit any Subsidiary that is directly owned by a Domestic Loan Party to issue or have outstanding any shares of preferred Equity Interests.
8.15 Sale Leasebacks.
     Permit the aggregate amount of payments made by the Parent and its Subsidiaries in respect of Sale and Leaseback Transactions to exceed US$3 million in any fiscal year.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.
     (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03(b) or 7.03(c) and such failure continues for five days or
     (ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.10, 7.11 or Article VIII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Parent or any Restricted Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness or any Subordinated Indebtedness that does not constitute Material Indebtedness; (ii) the Parent or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; (iii) the Parent or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any Subordinated Indebtedness that does not constitute Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Subordinated Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Subordinated Indebtedness to be made, prior to its stated maturity; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. The Parent or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, provisional liquidator, administrator, administrative receiver, compulsory manager, controller or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise); or
     (g) Inability to Pay Debts; Attachment. (i) The Parent or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
     (h) Judgments. There is entered against the Parent or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason (other than (i) as expressly permitted hereunder or thereunder, (ii) as may be expressly agreed after the Closing Date by the Required Lenders or (iii) upon satisfaction in full of all the Credit Obligations), ceases to be in full force and effect; or any Loan Party or any other Person Controlled by the Parent contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Subordinated Indebtedness.
     (i) any of the Obligations for any reason shall fail to be “Senior Debt” (or any comparable term) under, and as defined in, any Subordinated Indebtedness Document;

     (ii) any Indebtedness other than the Obligations shall constitute “Designated Senior Debt” (or any comparable term) under, and as defined in, any Subordinated Indebtedness Document unless the Administrative Agent shall have otherwise agreed; or
     (iii) the subordination provisions in the documentation for any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Indebtedness; or
     (m) Intercreditor Agreements. Any Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.
9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that each Borrower Cash Collateralize the L/C Obligations relating to each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) in an amount equal to the then Outstanding Amount thereof; and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Domestic Borrower under the Bankruptcy Code of the United States or any Foreign Borrower under applicable Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize the L/C Obligations relating to each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02),

     (a) any amounts received from the Domestic Loan Parties or in respect of proceeds of any Collateral belonging to the Domestic Loan Parties on account of the Obligations (collectively, the “Domestic Proceeds”) shall be applied in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting (a) fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III) and (b) fees, indemnities and other amounts (other than principal, interest and fees) payable to the Bright India Lender, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting (a) accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, (b) fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Domestic Loan Party and any Lender or any Affiliate of a Lender to the extent such Swap Contract is permitted by Section 8.03(d), and (c) accrued and unpaid interest on the Bright India Loans, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the applicable L/C Issuer(s) and the Bright India Lender in proportion to the respective amounts described in this clause Third held by them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Domestic Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Domestic Loan Party and any Lender, or any Affiliate of a Lender, (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, and (e) payment of that portion of the Obligations constituting unpaid principal of the Bright India Loans, ratably among the Lenders (and, in the case of such Swap Contracts and such Treasury Management Agreements, Affiliates of Lenders), the applicable L/C Issuer(s) and the Bright India Lender in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Loan Party or as otherwise required by Law;
     provided that the Administrative Agent shall have the right, with the consent of the Required Lenders, to allocate any portion of the Domestic Proceeds to the payment of the Obligations of the Domestic Loan Parties or to the payment of the Obligations of one or more Foreign Loan Parties (and any such allocation shall be applied consistent with the waterfall set forth in Clauses FIRST through LAST above);
     provided further that subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and
     (b) any amounts received from any Foreign Loan Party or in respect of proceeds of any Collateral belonging to any Foreign Loan Party on account of such Foreign Loan Party’s Foreign Obligations shall be applied in the following order:
     First, to payment of that portion of such Foreign Loan Party’s Foreign Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of such Foreign Loan Party’s Foreign Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of such Foreign Loan Party’s Foreign Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between such Foreign Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;
     Fourth, to (a) payment of that portion of such Foreign Loan Party’s Foreign Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between such Foreign Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between such Foreign Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of such Foreign Loan Party’s Foreign Obligations have been indefeasibly paid in full, to such Foreign Loan Party or as otherwise required by Law;
     provided that subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Obligations, if any, in the order set forth above.

ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) and a L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for and to enter into any “Parallel Debt” as defined in the Collateral Documents governed by Dutch law) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, a Lender or a L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, US Swing Line Lender and Foreign Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, US Swing Line Lender and Foreign Swing Line Lender, (ii) the retiring L/C Issuer, US Swing Line Lender and Foreign Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.
10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the applicable L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Credit Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
          (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);
          (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
          (d) to enter into and perform its obligations under the Intercreditor Agreements.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
     (a) no such amendment, waiver or consent shall:
          (i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

          (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
          (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
          (iv) change Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
          (v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
          (vi) release all or substantially all of the Collateral without the written consent of each Lender the Credit Obligations owing to which are secured by such Collateral;
          (vii) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender that is obligated to make Credit Extensions to the Borrowers in Alternative Currencies; or
          (viii) release any Borrower or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender the Credit Obligations owing to which are guarantied thereby; or
     (b) unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
     (c) unless also signed by the US Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the US Swing Line Lender under this Agreement;
     (d) unless also signed by the Foreign Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Foreign Swing Line Lender under this Agreement; and
     (e) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
11.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication (to the extent permitted by clause (b) below) or telecopier (promptly followed by a copy thereof delivered by overnight courier service or by certified or registered mail) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to a Loan Party, the Administrative Agent, a L/C Issuer, the US Swing Line Lender or the Foreign Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Issuers, the US Swing Line Lender and the Foreign Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices, US Swing Line Loan Notices and Foreign Swing Line Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; and Damage Waiver.
     (a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Loan Parties. The Domestic Loan Parties and, subject to clause (e) below, the Foreign Borrowers, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (collectively, the “Indemnified Liabilities”) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any Subsidiary, or any Environmental Liability related in any way to the Parent or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Limitation On Indemnity by Foreign Borrowers. Each Foreign Borrower shall be liable only for the Indemnified Liabilities incurred by such Foreign Borrower. No Foreign Borrower shall be liable for the Indemnified Liabilities incurred by any other Foreign Borrower.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, a L/C Issuer, a Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, subject to (C) below;
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and
          (C) the value of the rights assigned or transferred must at least be EUR 50,000 (or its equivalent in other currencies) or, if the value is lower, the assignee or transferee qualifies as a professional market party under the terms of the Dutch Financial Supervision Act (Wet op het Financieel Toezicht).

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
          (C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
          (D) the consent of the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Parent. No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act
     (h) Resignation as L/C Issuer, US Swing Line Lender or Foreign Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Parent and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Parent, resign as US Swing Line Lender and/or (iii) upon thirty days’ notice to the Parent, resign as Foreign Swing Line Lender. In the event of any such resignation as L/C Issuer, US Swing Line Lender or Foreign Swing Line Lender, the Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer, US Swing Line Lender or Foreign Swing Line Lender, as the case may be; provided, however, that no failure by the Parent to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, US Swing Line Lender or Foreign Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as US Swing Line Lender, it shall retain all the rights of the US Swing Line Lender provided for hereunder with respect to US Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding US Swing Line Loans pursuant to Section 2.04(c). If Bank of America resigns as Foreign Swing Line Lender, it shall retain all the rights of the Foreign Swing Line Lender provided for hereunder with respect to Foreign Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Foreign Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer, US Swing Line Lender and/or Foreign Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, US Swing Line Lender or Foreign Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this

Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.
     For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
11.08 Set-off.
     If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Obligations.
11.10 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13 Replacement of Lenders.
     If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) and, or (iv) any Lender is a Defaulting Lender, then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Parent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws; and
     (e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH

OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Right to Trial by Jury.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
11.17 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
11.18 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
11.19 Intercreditor Agreements.
     Each Lender (including each Person that becomes a Lender after the date hereof pursuant to Section 2.01(b) or Section 11.07) hereby authorizes and directs the Administrative Agent to enter into each Intercreditor Agreement and each Lender agrees to be bound by the terms of each Intercreditor Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

DOMESTIC
BORROWERS:	BRIGHTPOINT, INC., an Indiana corporation

	By:	/s/ Anthony W. Boor

	Name:	Anthony W. Boor
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership

	By:	/s/ Anthony W. Boor

	Name:	Anthony W. Boor
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

FOREIGN
BORROWERS:	BRIGHTPOINT PHILIPPINES LIMITED, a British Virgin Islands company

	By:	/s/ Steven E. Fivel

	Name:	Steven E. Fivel
	Title:	Director

BRIGHTPOINT HOLDINGS B.V., a Netherlands company

By:	/s/ Steven E. Fivel

Name:	Steven E. Fivel

By:	/s/ N.J.J.M. Wolthuis-Geeraedts, /s/ Y.M. Theuns

Name:	Fortis Intertrust (Netherlands) B.V.
Title:	Managing Director

)
BRIGHTPOINT		)
AUSTRALIA PTY LTD in the		)

presence of:		)
)
/s/ Craig M. Carpenter		)	/s/ Steven E. Fivel

Signature of witness		)	Steven E. Fivel, Director
)
Craig M. Carpenter		)

Name of witness (block letters)		)
[SIGNATURE PAGES FOLLOW]

DOMESTIC
GUARANTORS:	2601 METROPOLIS CORP., an Indiana corporation
BRIGHTPOINT INTERNATIONAL LTD., a Delaware corporation
BRIGHTPOINT NORTH AMERICA, INC., an Indiana corporation
BRIGHTPOINT LATIN AMERICA, INC., an Indiana corporation
BRIGHTPOINT THAILAND, INC., an Indiana corporation
WIRELESS FULFILLMENT SERVICES HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Anthony W. Boor

	Name:	Anthony W. Boor
	Title:	Executive Vice President, Chief Financial Officer & Treasurer for each of the foregoing

BRIGHTPOINT ACTIVATION SERVICES LLC, an Indiana limited liability company

	By:	Brightpoint North America L.P., its Manager

By:	Brightpoint North America, Inc., its general partner

By:	/s/ Anthony W. Boor

Name:	Anthony W. Boor
Title:	Executive Vice President, Chief Financial Officer & Treasurer

BRIGHTPOINT SERVICES, LLC, an Indiana limited liability company

By:	Brightpoint, Inc., its Manager

By:	/s/ Anthony W. Boor

Name:	Anthony W. Boor
Title:	Executive Vice President, Chief Financial Officer & Treasurer

TRIO INDUSTRIES, INC., a Texas corporation

By:	/s/ Steven E. Fivel

Name:	Steven E. Fivel
Title:	Executive Vice President, General Counsel & Secretary

WIRELESS FULFILLMENT SERVICES LLC, a California limited liability company

By:	Brightpoint, Inc., its Manager

By:	/s/ Anthony W. Boor

Name:	Anthony W. Boor
Title:	Executive Vice President, Chief Financial Officer & Treasurer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ William Faidell, Jr.

	Name:	William Faidell, Jr.
	Title:	Assistant Vice President

FOREIGN SWING
LINE LENDER:	BANK OF AMERICA, N.A., SYDNEY BRANCH

	By:	/s/ Debra E. DelVecchio

	Name:	Debra E. DelVecchio
	Title:	Managing Director

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and US Swing Line Lender

	By:	/s/ Debra E. DelVecchio

	Name:	Debra E. DelVecchio
	Title:	Managing Director

WELLS FARGO BANK, N.A.

	By:	/s/ James M. Stehlik

	Name:	James M. Stehlik
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Paul O’Leary

	Name:	Paul O’Leary
	Title:	Vice President

	By:	/s/ Evelyn Thierry

	Name:	Evelyn Thierry
	Title:	Vice President

CITIBANK, N.A.

	By:	/s/ Ross Levitsky

	Name:	Ross Levitsky
	Title:	Managing Director and Vice President

FIFTH THIRD BANK, INC.

	By:	/s/ David O’Neal

	Name:	David O’Neal
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Alison P. Trapp

Name:	Alison P. Trapp
Title:	Duly Authorized Signatory
[SIGNATURE PAGES FOLLOW]

ABN AMRO BANK N.V.

By:	/s/ Thomas J. Bieke

Name:	Thomas J. Bieke
Title:	GSVP & Agent

By:	/s/ Stephen Kantor

Name:	Stephen Kantor
Title:	Vice President

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ William Thomson

Name:	William Thomson
Title:	Vice President

NATIONAL CITY BANK

By:	/s/ Michael Callas

Name:	Michael Callas
Title:	Vice President

LIST OF OMITTED EXHIBITS AND SCHEDULES

Schedule	Description
1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.19(a)	Locations of Real Property
6.19(b)	Locations of Tangible Personal Property
6.19(c)	Location of Chief Executive Office
6.19(d)	Taxpayer Identification and Organizational Number of Domestic Loan Parties
6.19(f)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Affiliate Transactions Existing on the Closing Date
11.02	Certain Addresses for Notices

Exhibit	Description
2.02	Form of Loan Notice
2.04	Form of US Swing Line Loan Notice
2.05	Form of Foreign Swing Line Loan Notice
2.12-1	Form of Note [Domestic Borrowers]
2.12-2	Form of Note [Foreign Borrowers]
2.15(c)-1	Form of Designated Borrower Agreement [Guarantor]
2.15(c)-2	Form of Designated Borrower Agreement [Non-Guarantor]
2.15(c)-3	Subordination Terms of Liens Securing Foreign Subsidiary Debt
7.02	Form of Compliance Certificate
7.12	Form of Domestic Guarantor Joinder Agreement
8.02	Subordination Terms of Intercompany Loans
11.06	Form of Assignment and Assumption